For further information: Michele Lopiccolo, VP, Investor Relations Phone 504/576-4879, Fax 504/576-2897 mlopicc@entergy.com

INVESTOR NEWS

Exhibit 99.1

February 3, 2009

ENTERGY REPORTS FOURTH QUARTER EARNINGS

NEW ORLEANS - Entergy Corporation reported fourth quarter 2008 earnings of $0.89 per share on an as-reported basis and $0.99 per share on an operational basis, as shown in Table 1 below. A more detailed discussion of quarterly results begins on page 2 of this release.
Table 1: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
Fourth Quarter and Year-to-Date 2008 vs. 2007
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2008	2007	Change	2008	2007	Change
As-Reported Earnings	0.89	0.96	(0.07)	6.23	5.60	0.63
Less Special Items	(0.10)	(0.16)	0.06	(0.28)	(0.16)	(0.12)
Operational Earnings	0.99	1.12	(0.13)	6.51	5.76	0.75
Weather Impact	(0.03)	0.06	(0.09)	(0.02)	0.11	(0.13)

Operational Earnings Highlights for Fourth Quarter 2008

  Utility, Parent & Other results were lower with higher income tax expense and regulatory charges as the primary contributors to the decrease.
  Entergy Nuclear earnings increased as a result of higher power prices and lower income tax expense.
  Entergy's Non-Nuclear Wholesale Assets business reported earnings equal to last year's results.

"The challenges presented by the current world-wide economic crisis are formidable. But, as a point-of-view company," said J. Wayne Leonard, Entergy's chairman and chief executive officer, "we have the processes and the mentality to change direction to seize unexpected opportunities or adapt quickly to changed circumstances to protect our stakeholders. Our disciplined approach to warehousing risk, our strong liquidity position and past success in such times all give us valid reasons to be optimistic."

Entergy's business highlights include the following:

  Entergy received a special Award of Excellence at the 10th Annual Platt's Global Energy Awards for its extraordinary track record of standout performance year after year over the past decade.
  Entergy Nuclear closed out the year achieving the highest level of generating output since Entergy ownership.
  Enexus executed a $1.2 billion credit facility in December and Entergy Texas successfully issued $500 million of ten-year first mortgage bonds in January, signaling access to and improvement in the credit markets.

Table of Contents		Page

I.	Consolidated Results	2
II.	Utility, Parent & Other Results	3
III.	Competitive Businesses Results	4
IV.	Other Financial Performance Highlights	5
V.	Business Separation	9
VI.	Appendices
A.  Spin-Off of Non-Utility Nuclear Business
B.  Variance Analysis and Special Items
C.  Regulatory Summary
D.  Financial Performance Measures and
      Historical Performance Measures
E.  Planned Capital Expenditures
F.  Definitions
	G. GAAP to Non-GAAP Reconciliations	10 13 15 19 21 22 24
VII.	Financial Statements	27

Entergy will host a teleconference to discuss this release at 10:00 a.m. CT on Tuesday, February 3, 2009 with access by telephone, 785-830-1925, confirmation code 6436840. The call and presentation slides can also be accessed via Entergy's Web site at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing 719-457-0820, confirmation code 6436840. The replay will also be available on Entergy's Web site at www.entergy.com.

I. Consolidated Results

Consolidated Earnings

Table 2 provides a comparative summary of consolidated earnings per share for fourth quarter 2008 versus 2007, including a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings. Utility, Parent & Other incurred a loss in the current quarter due primarily to higher income tax expense and regulatory charges recorded during the quarter associated with proceedings at Entergy Arkansas, Inc. In addition, decreased revenues from milder-than-normal weather contributed to the loss this period. Entergy Nuclear's earnings increased as a result of higher power prices and lower income tax expense. Entergy's Non-Nuclear Wholesale Assets business reported results equal to those of fourth quarter 2007. Entergy's results for the current period also reflect the positive effect of accretion associated with the company's share repurchase program.

On January 15, 2009, Entergy announced that during the period between February 2, 2009 and February 11, 2009, it will conduct on a date or dates selected by Entergy a remarketing of its Senior Notes, Series A. The earnings per share calculations reflected in this release assume a successful remarketing. Pursuant to generally accepted accounting principles, if the remarketing were to fail, for Form 10-K presentation purposes, the estimated number of shares issuable at the end of 2008 would be reflected in the fully diluted earnings per share calculation, causing the number of shares to increase compared to the amount reflected in this release.
Table 2: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures (see appendix F for definitions of measures)
Fourth Quarter and Year-to-Date 2008 vs. 2007
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2008	2007	Change	2008	2007	Change
As-Reported
Utility, Parent & Other	(0.43)	0.12	(0.55)	2.15	2.67	(0.52)
Entergy Nuclear	1.18	0.70	0.48	4.07	2.66	1.41
Non-Nuclear Wholesale Assets	0.14	0.14	-	0.01	0.27	(0.26)
Consolidated As-Reported Earnings	0.89	0.96	(0.07)	6.23	5.60	0.63

Less Special Items
Utility, Parent & Other	(0.10)	(0.07)	(0.03)	(0.28)	(0.07)	(0.21)
Entergy Nuclear	-	(0.09)	0.09	-	(0.09)	0.09
Non-Nuclear Wholesale Assets	-	-	-	-	-	-
Consolidated Special Items	(0.10)	(0.16)	0.06	(0.28)	(0.16)	(0.12)

Operational
Utility, Parent & Other	(0.33)	0.19	(0.52)	2.43	2.74	(0.31)
Entergy Nuclear	1.18	0.79	0.39	4.07	2.75	1.32
Non-Nuclear Wholesale Assets	0.14	0.14	-	0.01	0.27	(0.26)
Consolidated Operational Earnings	0.99	1.12	(0.13)	6.51	5.76	0.75
Weather Impact	(0.03)	0.06	(0.09)	(0.02)	0.11	(0.13)

Detailed earnings variance analysis is included in appendices B-1 and B-2 to this release. In addition, appendix B-3 provides details of special items shown in Table 2 above.

Consolidated Net Cash Flow Provided by Operating Activities

Entergy's net cash flow provided by operating activities in fourth quarter 2008 was $632 million compared to $933 million in fourth quarter 2007. The decrease was due primarily to:

  net effect of hurricanes Gustav and Ike which reduced operating cash flow at the Utility by $444 million as a result of costs associated with system repairs and lower revenues due to customer outages higher nuclear refueling outage spending of $34 million at the Utility and $29 million at Entergy Nuclear higher working capital requirements of $86 million at Utility and $46 million at Entergy Nuclear

Partially offsetting the above items were:

  increased collections at the Utility of deferred fuel recovery in the current quarter totaling $267 million higher net revenues at Entergy Nuclear of $80 million

Table 3 provides the components of net cash flow provided by operating activities contributed by each business with quarter-to-quarter and year-to-date comparisons.

Table 3: Consolidated Net Cash Flow Provided by Operating Activities
Fourth Quarter and Year-to-Date 2008 vs. 2007
(U.S. $ in millions)
	Fourth Quarter			Year-to-Date
	2008	2007	Change	2008	2007	Change
Utility, Parent & Other	272	605	(333)	2,051	1,721	330
Entergy Nuclear	285	345	(60)	1,255	880	375
Non-Nuclear Wholesale Assets	75	(17)	92	18	(41)	59
Total Net Cash Flow Provided by Operating Activities	632	933	(301)	3,324	2,560	764

II. Utility, Parent & Other Results

In fourth quarter 2008, Utility, Parent & Other incurred losses of $(0.43) per share on an as-reported basis and $(0.33) per share on an operational basis, compared to earnings of $0.12 per share on an as-reported basis and $0.19 per share on an operational basis in fourth quarter 2007. Operational results for Utility, Parent & Other in fourth quarter 2008 reflect higher income tax expense associated with the effect of annual income tax adjustments occurring in fourth quarter each year across the Entergy companies. Also, costs previously accumulated in Entergy Arkansas, Inc.'s storm reserve and removal costs associated with the termination of a lease were not approved for recovery by the Arkansas Public Service Commission (APSC). In a subsequent appeal of this decision, the Arkansas Court of Appeals in December 2008 upheld almost all aspects of the APSC decision, including non-recovery of these costs. Considering the progress of this proceeding, Entergy Arkansas recorded a charge associated with these costs in fourth quarter although it continues to appeal the APSC decision in a petition filed before the Arkansas Supreme Court. In addition, results in fourth quarter 2008 reflect milder than normal weather compared to the warmer than normal weather that contributed to results in fourth quarter 2007.

Electricity usage, in gigawatt-hour sales by customer segment, is included in Table 4. Current quarter sales reflect the following:

  Residential sales in fourth quarter 2008, on a weather-adjusted basis, showed a 0.2 percent increase compared to fourth quarter 2007.
  Commercial and governmental sales, on a weather-adjusted basis, decreased 0.5 percent year over year.
  Industrial sales in the current quarter reflected an 11.3 percent decrease in the current quarter compared to fourth quarter 2007.

The residential sales sector showed a slight increase while the commercial and governmental sector reflected a slight decrease quarter to quarter as the continued weakening in the economy and carryover effect of third quarter storms affected customer usage across these sectors. Sales in the industrial sector for fourth quarter 2008 decreased significantly compared to the same quarter of 2007 primarily due to September hurricane outages being reflected in October sales, as industrial sales are typically billed in the beginning of the month following usage. Industrial sales were further depressed, as the overall sluggish economy worsened. Lower usage was seen across the industrial sector affecting both the large industrial segment as well as the small and mid-sized customers served.

For the year 2008, Utility, Parent & Other earned $2.15 per share on an as-reported earnings basis, compared to $2.67 per share in 2007. Operational earnings in 2008 were $2.43 per share compared to $2.74 per share in 2007. The lower operational earnings in 2008 were driven by lower net revenues due to outages associated with hurricanes Gustav and Ike as well as milder than normal weather. In addition, increased non-fuel operation and maintenance, and depreciation expense contributed to lower results. The increase in operation and maintenance expense was due primarily to regulatory charges recorded in 2008 associated with proceedings at Entergy Arkansas, Inc., while the higher depreciation expense was primarily due to increased plant in service and an adjustment to align book and regulatory depreciation in the current year, as well as the absence of an adjustment to depreciation made in 2007 in connection with storm settlements. These items were partially offset by the accretion associated with Entergy's share repurchase program.

Table 4 provides a comparative summary of the Utility's operational performance measures.

Table 4: Utility Operational Performance Measures (see appendix F for definitions of measures)
Fourth Quarter and Year-to-Date 2008 vs. 2007
	Fourth Quarter				Year-to-Date
	2008	2007	% Change	% Weather Adjusted	2008	2007	% Change	% Weather Adjusted
GWh billed
Residential	6,992	7,376	-5.2%	0.2%	33,047	33,281	-0.7%	0.9%
Commercial and governmental	6,992	7,290	-4.1%	-0.5%	29,719	29,747	-0.1%	1.0%
Industrial	8,626	9,729	-11.3%	-11.3%	37,843	38,985	-2.9%	-2.9%
Total Retail Sales	22,610	24,395	-7.3%	-4.7%	100,609	102,013	-1.4%	-0.5%
Wholesale	1,240	1,666	-25.6%		5,401	6,145	-12.1%
Total Sales	23,850	26,061	-8.5%		106,010	108,158	-2.0%
O&M expense (a)	$23.95	$20.16	18.8%		$18.48	$17.66	4.6%
Number of retail customers
Residential					2,304,324	2,284,821	0.9%
Commercial and governmental					342,152	340,087	0.6%
Industrial					42,148	43,542	-3.2%

(a) Excludes the effect of the nuclear alignment special items recorded in 4Q07.

Appendix C provides information on selected pending local and federal regulatory cases.

III. Competitive Businesses Results

Entergy's competitive businesses include Entergy Nuclear and Non-Nuclear Wholesale Assets.

Entergy Nuclear

Entergy Nuclear earned $1.18 per share on as-reported and operational bases in fourth quarter 2008, compared to $0.70 per share on an as-reported basis and $0.79 per share on an operational basis in fourth quarter 2007. Entergy Nuclear's earnings increased primarily as a result of higher power prices and lower income tax expense.

For the year 2008, Entergy Nuclear earned $4.07 per share on both as-reported and operational bases, compared with $2.66 per share on an as-reported basis and $2.75 per share on an operational basis in 2007. The increase in 2008 operational earnings was due primarily to increased revenue from higher pricing and higher generation due to the inclusion of Palisades in the fleet for the full year and fewer outage days, lower income taxes and accretion associated with Entergy's share repurchase program. These items were partially offset by higher expenses from the full year of Palisades operation, higher depreciation due to plant additions, and lower interest and dividend income reflecting impairments recorded on decommissioning investments.

Table 5 provides a comparative summary of Entergy Nuclear's operational performance measures.
Table 5: Entergy Nuclear Operational Performance Measures
Fourth Quarter and Year-to-Date 2008 vs. 2007 (see appendix F for definitions of measures)
	Fourth Quarter			Year-to-Date
	2008	2007	% Change	2008	2007	% Change
Net MW in operation	4,998	4,998	0%	4,998	4,998	0%
Average realized price per MWh (b)	$56.69	$51.52	10%	$59.51	$52.69	13%
Production cost per MWh (c)	$22.77	$22.64	1%	$21.88	$21.19	3%
Non-fuel O&M expense/purchased power per MWh (c)	$23.06	$23.94	-4%	$21.95	$22.86	-4%
GWh billed	10,489	10,254	2%	41,710	37,570	11%
Capacity factor	94%	92%	2%	95%	89%	6%
Refueling outage days:
FitzPatrick	10			26
Indian Point 2				26
Indian Point 3					24
Palisades		21			42
Pilgrim					33
Vermont Yankee	22			22	24

Does not include the revenue associated with the amortization of the below-market PPA for Palisades. Excludes the effect of the nuclear alignment special items recorded in 4Q07.

Entergy Nuclear's sold forward position is 86 percent, 66 percent, and 46 percent of planned generation at average prices per megawatt-hour of $61, $60 and $56, for 2009, 2010, and 2011, respectively. Table 6 provides capacity and generation sold forward projections for Entergy Nuclear.
Table 6: Entergy Nuclear's Capacity and Generation Projected Sold Forward
2009 through 2013 (see appendix F for definitions of measures)
	2009	2010	2011	2012	2013
Energy
Planned TWh of generation	41	40	41	41	40
Percent of planned generation sold forward (d)
Unit-contingent	48%	31%	29%	18%	12%
Unit-contingent with availability guarantees	38%	35%	17%	7%	6%
Firm LD	0%	0%	0%	0%	0%
Total	86%	66%	46%	25%	18%
Average contract price per MWh (e)	$61	$60	$56	$54	$50

Capacity
Planned net MW in operation	4,998	4,998	4,998	4,998	4,998
Percent of capacity sold forward
Bundled capacity and energy contracts	26%	26%	26%	19%	16%
Capacity contracts	47%	34%	26%	9%	0%
Total	73%	60%	52%	28%	16%
Average capacity contract price per kW per month	$2.1	$3.4	$3.4	$3.2	-

Blended Capacity and Energy Recap (based on revenues)
Percent of planned energy and capacity sold forward	86%	64%	43%	21%	14%
Average contract revenue per MWh (e)	$63	$62	$59	$55	$50

(d) A portion of EN's total planned generation sold forward is associated with the Vermont Yankee contract for which pricing may be adjusted.

(e) Average contract prices exclude potential payments that may be owed under the value sharing agreement with the New York Power Authority.

Non-Nuclear Wholesale Assets

Entergy's Non-Nuclear Wholesale Assets business had earnings of $0.14 per share on both as-reported and operational bases in fourth quarter 2008 which equaled its results of fourth quarter 2007. Income tax benefits were the primary earnings drivers in both quarters. In the fourth quarter of 2008, a closing agreement was reached with the Internal Revenue Service allowing a capital loss. As a result, a provision for tax uncertainties that existed on this item was reversed.

For the year 2008, Entergy's Non-Nuclear Wholesale Assets business earned $0.01 per share on as-reported and operational bases compared to earnings of $0.27 per share on as-reported and operational bases in 2007. The decrease in operational earnings in 2008 is due primarily to higher income tax expense resulting from the absence of benefits associated with the resolution of tax audit issues in 2007 and higher tax expense from the redemption of an investment in 2008.

IV. Other Financial Performance Highlights

Earnings Guidance

Entergy is initiating 2009 earnings guidance in the range of $6.70 to $7.30 per share on an operational basis, assuming a business as usual operation for the full year. As-reported guidance ranges from $6.56 to $7.16 and reflects $(0.14) per share of projected dis-synergies associated with the spin-off of Entergy's non-utility nuclear business and plans to enter into a nuclear services joint venture, both discussed below and in Appendix A. Guidance for 2009 does not include a special item for expenses, a portion of which was incurred in 2008, anticipated in connection with the outside services provided to pursue the spin-off. Year-over-year changes are shown as point estimates and are applied to 2008 actual results to compute the 2009 guidance midpoint. Because there is a range of possible outcomes associated with each earnings driver, a range is applied to the calculated guidance midpoints to produce Entergy's guidance ranges for as-reported and operational earnings. 2009 earnings guidance is detailed in Table 7 below.

Table 7: 2009 Earnings Per Share Guidance - As Reported and Operational
(Per share in U.S. $) - Prepared January 2009
Segment	Description of Drivers	2008 Earnings Per Share	Expected Change	2009 Guidance Midpoint	2009 Guidance Range

Utility, Parent & Other	2008 Operational Earnings per Share	2.43
	Adjustment to normalize weather		0.02
	Increased net revenue due to sales growth and rate actions		0.45
	Decreased O&M expense		0.25
	Decreased income taxes		0.15
	Accretion/other		0.15
	Subtotal	2.43	1.02	3.45

Entergy Nuclear	2008 Operational Earnings per Share	4.07
	Increased net revenue due to higher pricing, lower volume		0.25
	Increased O&M/RFO expense		(0.05)
	Increased income taxes		(0.60)
	Accretion/other		(0.02)
	Subtotal	4.07	(0.42)	3.65

Non-Nuclear Wholesale Assets	2008 Operational Earnings per Share	0.01
	Increased losses		(0.11)
	Subtotal	0.01	(0.11)	(0.10)

Consolidated Operational	2008 Operational Earnings per Share	6.51	0.49	7.00	6.70 - 7.30

Consolidated	2008 As-Reported Earnings per Share	6.23
As-Reported	Changes detailed above		0.49
	2009 Non-Utility Nuclear spin-off dis-synergies		(0.14)
	2008 Non-Utility Nuclear spin-off expenses for outside services		0.28
	2009 As-Reported	6.23	0.63	6.86	6.56 - 7.16

Key assumptions supporting 2009 earnings guidance are as follows:

Utility, Parent & Other

  Normal weather
  Retail sales growth just under 3 percent, considering effects of 2008 hurricanes and industrial expansion; nearly flat on a normalized basis excluding hurricane effect and industrial expansion
  Increased revenue associated with rate actions
  Decreased non-fuel operation and maintenance expense, due to absence of Entergy Arkansas' 4th quarter 2008 charge associated with non-recovery of storm reserve and removal costs; inflation essentially offset by cost reduction initiatives
  Decreased income taxes due to lower effective tax rate in 2009 compared to 2008
  Accretion/other is primarily driven by carrying costs recorded on unrecovered storm costs in 2009, and lower interest expense at the Parent due to lower debt outstanding and lower interest rate on corporate revolver, partially offset by higher depreciation expense associated with capital additions

Entergy Nuclear

  41 TWh of total output, reflecting an approximate 93 percent capacity factor, including 30 day refueling outages at Pilgrim and Palisades and 38 days at Indian Point 3 in Spring 2009
  86 percent of energy sold under existing contracts; 14 percent sold into the spot market
  $61/MWh average energy contract price; $58/MWh average unsold energy price based on published market prices at the end of 2008
  Palisades below-market PPA revenue amortization of $53 million in 2009, down from $76 million in 2008
  Non-fuel O&M/refueling outage expense growth of approximately 2 percent
  Increased income taxes due to higher effective tax rate in 2009 compared to 2008

Non-Nuclear Wholesale Assets

  Increased losses associated with a business that targets a break-even operation

Share Repurchase Program

  2009 average fully diluted shares outstanding of approximately 194 million (including effect of equity units conversion)

Effective Income Tax Rate

  2009 assumes an overall effective income tax rate of 37 percent

Earnings guidance for 2009 should be considered in association with earnings sensitivities as shown in Table 8. These sensitivities illustrate the estimated change in operational earnings resulting from changes in various revenue and expense drivers. Utility sales are expected to be the most significant variable for 2009 results for Utility, Parent & Other. At Entergy Nuclear, energy prices are expected to be the most significant driver of results in 2009. Estimated annual impacts shown in Table 8 are intended to be indicative rather than precise guidance.
Table 8: 2009 Earnings Sensitivities
(Per share in U.S. $)
Variable	2009 Guidance Assumption	Description of Change	Estimated Annual Impact (f)
Utility, Parent & Other
Sales growth Residential Commercial/Governmental Industrial	Just under 3% total sales growth	1% change in Residential MWh sold 1% change in Comm/Govt MWh sold 1% change in Industrial MWh sold	- / + 0.05 - / + 0.04 - / + 0.02
Rate base	Growing rate base	$100 million change in rate base	- / + 0.03
Return on equity	See Appendix C	1% change in allowed ROE	- / + 0.33
Entergy Nuclear
Capacity factor	93% capacity factor	1% change in capacity factor	- / + 0.08
Energy price	14% energy unsold at $58/MWh in 2009	$10/MWh change for unsold energy	- / + 0.18
Non-fuel operation and maintenance expense	$23/MWh non-fuel operation and maintenance expense/purchased power	$1 change per MWh	- / + 0.13
Outage (lost revenue only)	93% capacity factor, including refueling outages for three northeast units	1,000 MW plant for 10 days at average portfolio energy price of $61/MWh for sold and $58/MWh for unsold volumes in 2009	- 0.04 / n/a
(f) Based on actual 2008 average fully diluted shares outstanding of approximately 196 million.

Liquidity

At the end of 2008, Entergy had $1.9 billion of cash and cash equivalents on hand on a consolidated basis. Entergy also has additional financing authority, subject to debt covenants, including undrawn revolving credit facility capacity of $645 million at the end of 2008. Entergy routinely tests the adequacy of its liquidity under various stress scenarios and believes its current liquidity position affords the desired level of financial flexibility. Entergy Corporation's revolving credit facility requires it to maintain a consolidated debt ratio of 65 percent or less of its total capitalization. Some of the utility company credit facilities also have similar covenants.

In 2009, Entergy expects consolidated net liquidity sources of approximately $2.9 billion taking into consideration its liquidity position at December 31, 2008 and other projected sources and uses of liquidity generated in 2009. Primary sources include projected undrawn revolving credit facility capacity, operating cash flow, and planned financing/refinancing activity, primarily for Entergy Texas and other Utility Operating Companies, as well as the remarketing of $500 million of Entergy Corporation Senior Notes. Uses focus on meeting debt maturities in the fourth quarter and other voluntary debt repayment, primarily pursuant to Entergy Texas Debt Assumption Agreement and for revolving credit facilities, equity units conversion of $500 million debt to equity, as well as capital expenditures, dividend payments and share repurchases. Given the successful $500 million Entergy Texas January financing, Entergy expects there will be windows of opportunity to access the credit markets in 2009.

Table 9 provides a summary of liquidity sources and uses from December 31, 2008 through December 31, 2009.

Table 9: Entergy Corporation Liquidity-Sources and Uses December 31, 2008 through December 31, 2009
(U.S. $ in billions)	From 12/31/2008 through 12/31/2009 (g)
Cash and cash equivalents at December 31, 2008	1.9
Undrawn revolving credit facility capacity	2.6
Operating cash flow (h)	2.8
Planned financing/refinancing	2.0
Total liquidity sources	9.3
Debt maturities/voluntary repayment	(3.3)
Capital expenditures	(2.2)
Return of capital (dividends, net share repurchases)	(0.7)
Fuel purchases, decommissioning trust, other	(0.2)
Total liquidity uses	(6.4)
Net liquidity sources	2.9

(g) Sources and uses are reported on a business as usual basis and do not incorporate potential spin-off debt transactions.

(h) Assumes receipt of storm securitization proceeds for Entergy Texas and cash tax payments lower than statutory rate.

Debt Maturities

Debt maturities in 2009 include just over $500 million in the fourth quarter. Entergy Arkansas and Entergy Mississippi revolving credit facilities of $100 million and $50 million expire in April and May 2009, respectively. These facilities are generally renewed on an annual basis. The remaining credit facilities expire in 2012.

Table 10 provides details on Entergy's debt maturities.

Table 10: Entergy Corporation and Subsidiaries Debt Maturity Schedule (i)(j)
(U.S. $ in millions)
Maturities	4Q 2009	2010	2011	2012	2013+
Utility	219	457	280 (k)	358 (k)	5,095 (k)
Entergy Nuclear	30	31	31	30	96
Parent Company and Other Business Segments	267	275	586 (l)	3,237	-
Total	516	763	897	3,625	5,191

(i) Long-term debt, including current portion, reported on a business as usual basis; does not incorporate potential spin-off debt transactions.

(j) Excludes $180 million long-term DOE obligation and $543 million total lease obligations for Waterford 3 and Grand Gulf.

(k) Pursuant to the jurisdictional separation of Entergy Gulf States, Entergy Texas has until December 31, 2010 to repay debt assumed under the debt assumption agreement including $92 million otherwise due in 2011, $86 million in 2012 and $436 million due in 2013+.

(l) $500 million of Entergy Corporation notes are subject to remarketing provisions in February 2009. In the event remarketing efforts fail, Entergy will issue shares of stock pursuant to the equity units conversion in February 2009 and retire $500 million of notes. Should the remarketing succeed, Entergy will receive $500 million of cash, issue shares of stock pursuant to the equity units and $500 million of notes will remain outstanding.

V. Business Separation

On November 3, 2007, Entergy's Board of Directors approved a plan to pursue a separation of the non-utility nuclear business from Entergy's regulated utility business through a tax-free spin-off of the non-utility nuclear business. Enexus Energy Corporation will be a new, independent publicly traded company. In addition, Entergy and Enexus intend to enter into a nuclear services joint venture, with equal ownership. EquaGen LLC has been selected as the name for the joint venture.

Progress achieved since the last quarter update and/or current status include:

  Key board and leadership positions at Enexus and EquaGen have been filled.
  Regulatory proceedings continued to advance
    In Vermont, all scheduled procedural matters have been completed and a decision from the Vermont Public Service Board is pending.
    In New York, all scheduled procedural matters have been completed and the ALJs issued notification to all parties that from their review of the submissions, all issues of fact and policy material to the relief requested by petitioners have been thoroughly addressed by the parties, an adequate record for decision is available to the Commission, and no further formal proceedings are warranted. In December, the ALJs provided further notification that the parties intended to conduct a settlement discussion which to date has not yielded an acceptable agreement.
    A third amendment to the Form 10 filing with the Securities and Exchange Commission was filed on November 21, 2008.
      Enexus executed a senior secured revolving credit facility in the amount of $1.175 billion with the transaction agreements executed on December 23, 2008.

The state regulatory decisions and financing continue as the critical path items. Due to the continued turmoil in the financial markets and a longer regulatory approval process than originally expected, Entergy and Enexus remain in a rolling readiness posture. This strategy enables Entergy to execute the spin-off following receipt of regulatory approvals and once the timing is right to access the credit markets, both on acceptable terms.

Additional information on the spin-off including proposed new business structure, leadership teams, business overviews, financial aspirations, and a transaction timeline including regulatory filing status are included in Appendix A of this release.

VI. Appendices

Seven appendices are presented in this section as follows:

  Appendix A includes information on Entergy's plan to separate the non-utility nuclear business from Entergy's regulated utility business through a tax-free spin-off of the non-utility nuclear business.
  Appendix B includes earnings per share variance analysis and detail on special items that relate to the current quarter and year-to-date periods.
  Appendix C provides information on selected pending local and federal regulatory cases.
  Appendix D provides financial metrics for both current and historical periods. In addition, historical financial and operating performance metrics are included for the trailing eight quarters.
  Appendix E provides a summary of planned capital expenditures for the next three years.
  Appendix F provides definitions of the operational performance measures and GAAP and non-GAAP financial measures that are used in this release.
  Appendix G provides a reconciliation of GAAP to non-GAAP financial measures used in this release.

Appendix A provides information on Entergy's planned spin-off of its non-utility nuclear business.
Appendix A: Spin-off of Non-Utility Nuclear Business

The announced spin-off of Entergy's non-utility nuclear business will establish a new independent, publicly traded company. Enexus Energy Corporation has been selected as the name of the new company. In addition, Entergy and Enexus intend to enter into a nuclear services joint venture, with equal ownership. EquaGen LLC has been selected as the name for the joint venture. Below are transaction details and other information on Entergy, Enexus and EquaGen.

New Business Structure

Once the transaction is complete, Entergy Corporation's shareholders will own 100 percent of the common equity in both Entergy and Enexus. Enexus' business is expected to be comprised of the non-utility nuclear assets, including the Pilgrim Nuclear Station in Plymouth, Mass., the James A. FitzPatrick and Indian Point Energy Center plants in Oswego and Buchanan, N.Y., respectively, the Palisades plant in Covert, Mich., and the Vermont Yankee plant in Brattleboro, Vt., and a power marketing operation. Entergy's business will be comprised of the current six regulated utility operating subsidiaries, System Energy Resources, Inc., the related services subsidiaries System Fuels, Inc., Entergy Operations, Inc. and Entergy Services, Inc., and the remaining Entergy subsidiaries. The newly created joint venture, EquaGen, is expected to operate the nuclear assets owned by Enexus. EquaGen is also expected to offer nuclear services to third parties, including decommissioning, plant relicensing and plant operations for Cooper Nuclear Station and others.

The joint venture operating structure for Enexus ensures that the core nuclear operations expertise currently in place at each of the non-utility nuclear plants will remain after the spin-off.  Entergy Nuclear Operations, Inc., the current NRC-licensed operator of the non-utility nuclear plants, is expected to be wholly-owned by EquaGen and will remain the operator of the plants after the separation. Entergy Operations, Inc., the current NRC-licensed operator of Entergy's utility nuclear plants, will also remain in place as a wholly-owned subsidiary of Entergy and will continue to be the operator of the utility nuclear plants.  The decision to retain the existing operators for the nuclear stations reflects Entergy's commitment to maintaining safety, security and operational excellence.

Leadership Team

The Entergy Board of Directors has approved certain elements of the leadership structure and designated individuals who will fill key board and management roles. The EquaGen Board of Managers will be comprised of equal membership from both Entergy and Enexus.

Brief Overview of Each Business

After completion of the business separation, Entergy will consist of the current six electric utility subsidiaries in four contiguous states with generating capacity of more than 22,000 megawatts and 15,000 miles of transmission lines. Entergy will be a customer service-focused electric and gas utility with a unique growth opportunity through its portfolio transformation strategy that benefits customers. The company will deliver electricity to 2.7 million customers in Arkansas, Louisiana, Mississippi, and Texas and will remain headquartered in New Orleans, La.

Enexus is expected to own nearly 5,000 megawatts of nuclear generation, most of which is located in the northeastern United States. This location has some of the highest average regional power prices in the United States both today and expected into the future through at least 2020. Enexus will be uniquely positioned to provide to the region the only pure-play, emission-free nuclear generation. The company will be headquartered in Jackson, Miss.

EquaGen is expected to be owned 50 percent each by Entergy and Enexus, and expected to have operating responsibility for Enexus' nuclear fleet. As a premier nuclear operator, the joint venture will have broad nuclear experience building and operating boiling and pressurized water reactor technologies. EquaGen is expected to be uniquely positioned to grow through offerings of nuclear operating expertise, as well as ancillary nuclear services to third parties, including plant decommissioning and relicensing. The company will be headquartered in Jackson, Miss.

Financial Aspirations

The companies will continue to aspire to deliver superior value to owners as measured by total shareholder return. The companies believe top-quartile shareholder returns are achieved by growing earnings, delivering returns at or above the risk-adjusted cost of capital, maintaining credit quality and flexibility, and deploying capital in a disciplined manner, whether for new investments, share repurchases, dividends or debt retirements.

Financial aspirations through 2012 include the following:

Top-quartile total shareholder return:

  Entergy: 6-8% annual earnings per share growth, a 70 to 75% dividend payout ratio target, and capacity for a new share repurchase program targeted at $2.5 billion, $0.5 billion of which has already been authorized by the Entergy Board of Directors, with the balance to be authorized and to commence following completion of spin-off
  Enexus: $2 billion in earnings before interest, income taxes, depreciation and amortization and interest and dividend income (EBITDA), a non-GAAP financial measure defined in Appendix F, by 2012, assuming an average power price on open positions of roughly $95/MWh, generating cash flow for investment and debt repayment capacity and/or distributions through share repurchases in the range of $0.5 billion to $1 billion annually

Credit quality and flexibility to manage risk and act on opportunities:

  Entergy: investment grade credit with a lower risk profile
  Enexus: strong merchant credit, relative to others (subject to market terms and conditions, Enexus expects to execute roughly $4.5 billion of debt financing)

The amount of repurchases may vary as a result of material changes in business results or capital spending or new investment opportunities. Entergy and Enexus further acknowledge that limitations presented by the current credit markets, as well as depressed power prices in markets where Enexus sells power, create implications for near-term financing plans and financial results. Should these conditions extend for a prolonged period, financial aspirations would likely be affected. At the same time, current market conditions also create potential capital deployment opportunities for companies with ample liquidity which in turn creates opportunity to grow EBITDA.

2012 aspirations can be considered in association with financial sensitivities as shown in Table 11. These sensitivities illustrate the estimated change in aspiration resulting from changes in aspiration drivers. Estimated impacts shown in Table 11 are intended to be illustrative.
Table 11: 2012 Financial Sensitivities
Aspiration	2012 Aspiration Assumption	Drivers	Estimated Annual Impact
Entergy			(Per share in U.S. $) (m)

Earnings growth	6 - 8% earnings per share CAGR; 50% from $2.5 billion post-spin share repurchase program and balance from Utility organic growth

1% sales growth
$100 million/year investment in service
1% change in allowed ROE
1% change in non-fuel operation and
   maintenance expense
$100 million change in debt
$500 million share repurchase post-spin

- / + 0.11 + 0.03 - / + 0.33 - / + 0.06 - / + 0.02 +0.12 - 0.15

Enexus			(EBITDA in U.S. $; millions)
EBITDA	$2 billion EBITDA	+0 - 1,500 Btu/KWh heat rate expansion +$0 - 30/ton CO2 +$0 - 4/kW-mo. capacity price - / + $0 - 2/MMBtu change in gas price	Up to 400 Up to 600 Up to 200 Down/Up to 600
	$0.5 - $1 billion annual share repurchase, debt repayment and/or investment capacity	$1 billion investment, assuming 40-year life and 13% weighted average cost of capital	+ 200
(m) Based on estimated 2009 average fully diluted shares outstanding of approximately 194 million.

Transaction Timing

The state regulatory decisions and financing continue as the critical path items. Due to the continued turmoil in the financial markets and a longer regulatory approval process than originally expected, Entergy and Enexus remain in a rolling readiness posture. This strategy enables Entergy to execute the spin-off following receipt of regulatory approvals and once the timing is right to access the credit markets, both on acceptable terms. The transaction is expected to close on a month end. The transactions are subject to various approvals, outlined in the following table. Final terms of the transactions and spin-off completion are subject to the subsequent approval of the Entergy Board of Directors. Citigroup and Goldman Sachs are serving as Entergy's financial advisors in this process.

Proceeding	Pending Regulatory Approvals - Spin-Off of Non-Utility Nuclear Business
Nuclear Regulatory Commission	The NRC approved Entergy Nuclear Operations, Inc.'s (ENO) application on July 28, 2008. The approval remains effective until July 28, 2009, at which time ENO could seek to extend the effective period.

Vermont Public Service Board

Request: On January 28, 2008, pursuant to 30 V.S.A. Sections 107, 108, 231 and 232, Entergy Nuclear Vermont Yankee, L.L.C. (EVY) and ENO requested approval from the Vermont Public Service Board (VPSB) for the indirect transfer of control, consent to pledge assets, guarantees and assignments of contracts, amendment to Certificate of Public Good (CPG) to reflect name change, replacement of guaranty and substitution of a credit support agreement.
Recent Activity: None
Next Steps: All scheduled procedural steps have been completed and a decision from the VPSB is now pending.
Other Background: Under Vermont law, approval requires a finding that actions promote the general good of the state. In accordance with the VPSB scheduling order, testimony has been filed and the discovery process is complete. Two days of technical hearings were held on July 29 and 30, 2008, and final reply briefs were filed on August 20, 2008. The fundamental positions of the parties remain essentially unchanged with opposition to the spin-off coming from the Department of Public Service, and support for the spin-off coming from the Vermont Utilities. Also, Senate bill S373, legislation that would have required EVY to over fund the decommissioning trust fund for Vermont Yankee before the VPSB could issue a CPG approving the spin-off transaction, was passed by the Vermont legislature but subsequently vetoed by the governor of Vermont.

New York Public Service Commission

Request: On January 28, 2008, pursuant to New York State Public Service Law (NYPSL) Sections 69 and 70, Entergy Nuclear FitzPatrick, L.L.C. (ENFP), Entergy Nuclear Indian Point 2 and 3, L.L.C. (ENIP2 & 3), ENO and corporate affiliate Enexus (formerly referred to as NewCo and SpinCo) filed a petition with the New York Public Service Commission (NYPSC) requesting a declaratory ruling regarding corporate reorganization or in the alternative an order approving the transaction and an order approving debt financing. Petitioners also requested confirmation that the corporate reorganization will not have an impact on ENFP's, ENIP2 & 3's, and ENO's status as lightly regulated entities, given they will continue to be competitive wholesale generators.
Recent Activity: On December 11, 2008, notice was provided that the parties intended to conduct a settlement discussion which to date has not yielded an acceptable agreement.
Next Steps: Absent a settlement, the Administrative Law Judges (ALJs) will submit a recommendation to the NYPSC with respect to the transaction.
Other Background: Entergy requested that the NYPSC consider the spin-off transaction consistent with a lightened regulatory regime for wholesale generators in New York, including owners and operators of nuclear generating facilities, under which PSL 70 review of changes in ownership is not required. Approval under Section 70 of the NYPSL requires a finding that actions are in the public interest. Three parties filed comments in response to Entergy's petition, and several other parties also requested to be added to the service list for the proceeding. In response to Entergy's petition, in an order dated May 23, 2008, the NYPSC declined to issue a declaratory ruling approving the transaction and to consider the transaction as one consistent with lightly-regulated generators under PSL 70. In its order, the NYPSC noted that these nuclear plants "are crucial to the adequacy of generation supply within New York" and as such additional proceedings were deemed necessary. The NYPSC established a 60 day discovery period, which initially expired on July 22, 2008, but was extended for a short period by the two assigned ALJs and expired on September 29, 2008. The fundamental positions of the parties remain essentially unchanged with opposition to the spin-off coming from the Attorney General of New York and Westchester County, New York. Support for the spin-off, conditioned on specific financial parameters, has come from the staff of the NYPSC. On October 23, 2008, the ALJs issued notification to all parties that from their review of the submissions, all issues of fact and policy material to the relief requested by Petitioners have been thoroughly addressed by the parties, an adequate record for decision is available to the Commission, and no further formal proceedings are warranted.

Federal Energy Regulatory Commission	FERC approved the ENO application on June 12, 2008. The approval remains effective for a reasonable period of time assuming the proposed transaction is not materially altered.

Securities and Exchange Commission

Request/Recent Activity: A third amendment to the Form 10 was filed on November 21, 2008. The SEC comments to date have related primarily to accounting and disclosure items.
Next Steps: The SEC is expected to ultimately declare the filing effective shortly before the spin-off is consummated.
Other Background: Pursuant to Section 12 of the 34 Exchange Act, a Form 10 information statement is required to be filed to register securities with the SEC. The Form 10 is furnished in connection with the distribution by Entergy to its common shareholders of all of the shares of the common stock of Enexus. The information statement will describe the distribution in detail and will contain information about Enexus, its business, financial condition and operations. The Form 10 is subject to review and comments by the SEC staff and will need to be declared effective prior to the distribution. The Form 10 was initially filed on May 12, 2008, with first and second amendments filed on July 31 and September 12, 2008.

Appendices B-1 and B-2 provides details of fourth quarter and year-to-date 2008 vs. 2007 earnings variance analysis for "Utility, Parent & Other," "Competitive Businesses," and "Consolidated."

Appendix B-1: As-Reported Earnings Per Share Variance Analysis
Fourth Quarter 2008 vs. 2007
(Per share in U.S. $, sorted in consolidated
column, most to least favorable)	Utility,		Competitive
	Parent & Other		Businesses		Consolidated
2007 earnings	0.12		0.84		0.96
Net revenue	0.03	(n)	0.18	(o)	0.21
Share repurchase effect	(0.02)		0.06	(p)	0.04
Preferred dividend requirements	0.01		-		0.01
Interest expense and other charges	(0.04)		0.04		-
Other income (deductions)	(0.01)		-		(0.01)
Decommissioning expense	(0.01)		(0.01)		(0.02)
Nuclear refueling outage expense	(0.02)		(0.01)		(0.03)
Other operation and maintenance expense	(0.15)	(q)	0.10	(r)	(0.05)
Interest and dividend income	-		(0.06)	(s)	(0.06)
Depreciation/amortization expense	(0.05)	(t)	(0.01)		(0.06)
Income taxes - other	(0.29)	(u)	0.19	(v)	(0.10)
2008 earnings	(0.43)		1.32		0.89

Appendix B-2: As-Reported Earnings Per Share Variance Analysis
Year-to-Date 2008 vs. 2007
(Per share in U.S. $, sorted in consolidated
column, most to least favorable)	Utility,		Competitive
	Parent & Other		Businesses		Consolidated
2007 earnings	2.67		2.93		5.60
Net revenue	(0.09)	(n)	1.48	(o)	1.39
Share repurchase effect	0.07	(p)	0.14	(p)	0.21
Interest expense and other charges	0.03		0.06	(w)	0.09
Preferred dividend requirements	0.02		0.01		0.03
Other income (deductions)	(0.02)		0.02		-
Taxes other than income taxes	0.02		(0.04)		(0.02)
Decommissioning expense	(0.02)		(0.05)	(x)	(0.07)
Income taxes - other	0.03		(0.10)	(v)	(0.07)
Nuclear refueling outage expense	(0.05)		(0.07)	(y)	(0.12)
Depreciation/amortization expense	(0.12)	(t)	(0.08)	(z)	(0.20)
Interest and dividend income	(0.06)	(aa)	(0.20)	(s)	(0.26)
Other operation and maintenance expense	(0.33)	(q)	(0.02)		(0.35)
2008 earnings	2.15		4.08		6.23

Utility Net Revenue Variance Analysis 2008 vs. 2007 ($ EPS)
Fourth Quarter		Year-to-Date
Sales growth/pricing	0.10	Sales growth/pricing	0.07
Storm effect	-	Storm effect	(0.14)
Weather	(0.09)	Weather	(0.13)
Other	0.02	Other	0.11
Total	0.03	Total	(0.09)
  The increase in fourth quarter is due primarily to positive sales growth (unbilled offsets billed decrease)/pricing largely offset by milder than normal weather. Sales growth through August/pricing benefit was offset by lower usage related to hurricanes Gustav and Ike outages and milder than normal weather on a year-to-date basis.
  The increase in the quarter and year-to-date is due primarily to higher revenues at Entergy Nuclear from higher pricing and volume due to fewer outage days. Production from Palisades acquired in April 2007 also increased revenues on a year-to-date basis.
  Reflects accretion associated with Entergy's share repurchase program.
  The quarterly and year-to-date increases are due primarily to regulatory charges at Entergy Arkansas, Inc. and nuclear spin-off expenses recorded at Parent, partially offset by the absence of nuclear alignment expenses recorded in 2007. Also contributing to the year-to-date variance were higher expense from 2008 Arkansas storms and the Ouachita acquisition, partially offset by absence of 2007 write-off of minimum bill credits, lower payroll-related and benefits costs and O&M diverted to storm restoration.
  The decrease is due primarily to the absence of nuclear alignment expenses recorded in 2007.
  The decrease in the quarter and year-to-date periods is due primarily to impairments on decommissioning investments.
  The increase in the quarter and year-to-date is due primarily to increased plant in service and a fourth quarter 2008 adjustment recorded to align book and regulatory depreciation. Absence of a depreciation adjustment in third quarter 2007 for storm recovery settlements also resulted in a year-to-date increase.
  The increase is due primarily to fourth quarter consolidated income tax adjustments and tax flow through items associated with EAI regulatory proceedings.
  The decrease in the quarter is due primarily to fourth quarter consolidated income tax adjustments and tax provisions reversed on tax capital losses per IRS agreement, partially offset by the absence of the benefits recorded in 2007 of restructuring the Indian Point 2 decommissioning trust and other project restructurings. Also affecting the year-to-date period is income tax expense associated with the redemption of an investment in 2008 and the absence of the resolution of tax audit issues in 2007, both for the Non-Nuclear Wholesale Assets business.
  The decrease is due primarily to lower affiliated interest expense.
  The increase is due primarily to a full year of Palisades.
  The increase is due primarily to amortization associated with more planned refueling outages compared to 2007, including the initial Palisades outage.
  The increase is due to inclusion of Palisades as well as other increased plant in service.
  The decrease is due to the absence of carrying charges recorded in 2007 in connection with storm recovery settlements and lower earnings on decommissioning trust investments.

Appendix B-3 lists special items by business with quarter-to-quarter and year-to-date comparisons. Amounts are shown on both earnings per share and net income bases. Special items are those events that are less routine, are related to prior periods, or are related to discontinued businesses. Special items are included in as-reported earnings per share consistent with generally accepted accounting principles (GAAP), but are excluded from operational earnings per share. As a result, operational earnings per share is considered a non-GAAP measure.
Appendix B-3: Special Items (shown as positive / (negative) impact on earnings)
Fourth Quarter and Year-to-Date 2008 vs. 2007
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2008	2007	Change	2008	2007	Change
Utility, Parent & Other
Non-Utility Nuclear spin-off expenses	(0.10)	-	(0.10)	(0.28)	-	(0.28)
Nuclear alignment	-	(0.07)	0.07	-	(0.07)	0.07
Total Utility, Parent and Other	(0.10)	(0.07)	(0.03)	(0.28)	(0.07)	(0.21)
Competitive Businesses
Entergy Nuclear
Nuclear alignment	-	(0.09)	0.09	-	(0.09)	0.09
Non-Nuclear Wholesale Assets	-	-	-	-	-	-
Total Competitive Businesses	-	(0.09)	0.09	-	(0.09)	0.09
Total Special Items	(0.10)	(0.16)	0.06	(0.28)	(0.16)	(0.12)

(U.S. $ in millions)
	2008	2007	Change	2008	2007	Change
Utility, Parent & Other
Non-Utility Nuclear spin-off expenses	(20.0)	-	(20.0)	(55.4)	-	(55.4)
Nuclear alignment	-	(13.6)	13.6	-	(13.6)	13.6
Total Utility, Parent and Other	(20.0)	(13.6)	(6.4)	(55.4)	(13.6)	(41.8)
Competitive Businesses
Entergy Nuclear
Nuclear alignment	-	(18.4)	18.4	-	(18.4)	18.4
Non-Nuclear Wholesale Assets	-	-	-	-	-	-
Total Competitive Businesses	-	(18.4)	18.4	-	(18.4)	18.4
Total Special Items	(20.0)	(32.0)	12.0	(55.4)	(32.0)	(23.4)

Appendix C provides a summary of selected regulatory cases and events that are pending.

Appendix C: Regulatory Summary Table
Company/ Proceeding	Authorized ROE	Pending Cases/Events
Retail Regulation
Entergy Arkansas	9.9%

Recent activity: On December 17, 2008, the Arkansas Court of Appeals issued its decision, upholding almost all aspects of the APSC decision on EAI's rate case. Considering the progress of the proceeding, EAI recorded a charge associated with costs previously accumulated in EAI's storm reserve and removal costs associated with the termination of a lease that were not approved for recovery by the APSC in its rate case order. EAI continues to believe it is entitled to recover these prudently incurred costs, and on January 5, 2009 filed a petition for review before the Arkansas Supreme Court, requesting a review of the appeal decision.
Background: EAI's base rates and Rider ECR have been in effect since 1998. In December 2005, EAI provided notice of its intent to terminate participation in the Entergy System Agreement, following a final order from FERC establishing terms under which EAI is required to make payments to other operating companies to achieve rough production cost equalization. On August 25, 2006, EAI filed a rate case requesting a $150 million increase based on a June 30, 2006 test year using an 11.25% ROE. The rate increase was revised to $106.5 million on rebuttal primarily to remove a plant acquisition included in the initial filing. The APSC order called for a $5.1 million rate reduction, 9.9% ROE and a hypothetical common equity level lower than EAI's actual capital structure. The base rate change was implemented August 29, 2007. Among other actions, the APSC approved retention through December 31, 2008 of the ECR rider for fuel and purchased power recovery and a PCA or production cost allocation rider to recover System Agreement rough production cost equalization payments. The APSC also approved implementation of an Annual Earnings Review process to be developed. EAI filed an appeal of the rate case order, following earlier denial of EAI's request for rehearing on its case. Also, following further testimony and hearings, the APSC issued a consolidated order on December 21, 2007 addressing issues pending in several dockets. As a result of lack of consensus, the Annual Earnings Review process was not approved. EAI may petition for extraordinary storm damage financial relief, and the automatic sunset provision for the ECR and PCA riders was replaced with an 18 month advance notice provision for any potential future termination, following APSC notice and hearing. AEEC and the Attorney General filed an appeal of the consolidated order, following the APSC's denial of their request for rehearing.
Storm Cost Recovery: On December 19, 2008, the APSC approved EAI's request to defer 2008 extraordinary storm restoration costs for recovery via the Storm Damage Rider in 2009. The APSC reduced EAI's request by $4 million to allow for standard variation in storm costs from the normalized level in base rates. EAI is permitted to recover the retail portion of $22.3 million, subject to adjustments arising from storm cost audit, earnings review and other items consistent with past regulatory practice.
Background: As a result of the rate case order, EAI was required to discontinue storm reserve accounting and is now subject to an annual $14.4 million budget for allowed storm recovery by the APSC. In its December consolidated order, the APSC indicated that it was open to consideration of alternative extraordinary storm restoration cost methodologies that are both fair and reasonable to rate payers and in the public interest. EAI's restoration cost estimate for hurricanes Gustav and Ike is $24 to $35 million. Compounded with the effects of other storms earlier in the year, on October 15, 2008, EAI filed to implement a temporary surcharge from January through December 2009 in the amount of $26 million to recover storm restoration expense in excess of the $14.4 million reflected in rates. Storm-related capital costs are not included. EAI's filing proposed the underlying costs would be subject to audit and an earnings review, with any over-earnings to be applied to the deferral balance. EAI also plans to file an update of storm restoration expenses incurred through December 31, 2008 and true-up any accrued expenses following the year-end closing, with a revised rider to take effect July 2009 for any necessary changes.

Entergy Texas	10.95%

Recent activity: A unanimous settlement was reached by parties on December 16, 2008 in ETI's rate case, following rejection by the PUCT of ETI's non-unanimous settlement (NUS) agreement approved by the ALJs. The black box settlement calls for a $46.7 million base rate increase, among other details. On December 19, 2008, the ALJs approved ETI's request to implement interim rates effective with bills rendered on and after January 28, 2009, for usage on and after December 19, 2008. Final ALJ and PUCT rulings on the unanimous settlement are pending.
Background: On September 26, 2007, ETI filed a rate case consisting of three major requests for relief: a $64.3 million base rate increase, a $43.2 million request for various riders, and a fuel reconciliation for the period January 2006 through March 2007 in the amount of $858 million. The rate case is based on a March 31, 2007 test year using an 11% ROE. Two competing NUS agreements were ultimately introduced. ETI has operated under a base rate freeze since 1999. Legislation subsequently enacted in June 2005 extended the base rate freeze to mid 2008 but also allowed ETI to file for rate relief through riders for incremental capacity costs (IPCR) and transition costs. In December 2005, the PUCT approved the recovery of $18 million annual capacity costs, subject to reconciliation from September 2005. On January 23, 2008, an agreement was filed with the PUCT to increase the IPCR to $21 million and to add a surcharge for $10.3 million of unrecovered costs. In June 2006, the PUCT approved a settlement in the Transition to Competition (TTC) Cost recovery case, allowing ETI to recover $14.5 million per year in TTC costs over a 15-year period.
Qualified Power Region: In December 2008, ETI, ERCOT and Southwest Power Pool (SPP) submitted updated studies and conducted briefings before the PUCT on January 14, 2009. Next steps include technical conferences and an updated TTC plan filing by ETI on February 27, 2009, including a comparison of total costs and benefits for each of the three alternatives. A prehearing conference is scheduled for March 5, 2009 to address the remainder of the procedural schedule.
Background: In December 2006, ETI filed a TTC plan with the PUCT, proposing ETI join ERCOT as it represents the most viable path to full customer choice. To support a PUCT decision on the appropriate qualified power region, in October and November 2007, the PUCT issued orders in ETI's TTC case requiring further studies and approving SPP's plan to develop information similar to that prepared by ERCOT and requiring an updated analysis of the benefits of ETI remaining in the Southeastern Reliability Council (SERC). In May 2008, the PUCT issued an order directing ERCOT to update its study.
Storm Cost Recovery: ETI continues to take actions to prepare for storm recovery and requisite legislation.
Background: ETI's restoration cost estimate for Hurricane Ike is $435 to $510 million. ETI expects to initiate its storm proceeding in the spring of 2009, given the need to obtain new securitization legislation. To the extent not covered by insurance, ETI expects to pursue storm recovery via securitization for which new legislation must be approved in the Texas legislative session commencing in January 2009. ETI also anticipates pursuing Community Development Block Grant (CDBG) funding.

Appendix C: Regulatory Summary Table (continued)
Company/ Proceeding	Authorized ROE	Pending Cases/Events
Retail Regulation
Entergy Gulf States Louisiana	9.90% - 11.40%

Recent activity: On November 25, 2008, EGSL filed to implement a further increase of $9.3 million for the Calpine Carville Purchased Power Agreement. Rate changes to date for the 2007 test year Formula Rate Plan (FRP) filing include the $5.6 million revenue deficiency plus $21.2 million for capacity cost recovery. The LPSC Staff continues to review the filing.
Background: In March 2005, the LPSC approved a Global Settlement which established an FRP with a 10.65% ROE midpoint and a +/- 75 basis point bandwidth and a recovery mechanism for Commission-approved capacity additions. Earnings outside the bandwidth are allocated 60% to customers and 40% to the company. On August 25, 2008, EGSL filed to implement rates subject to refund effective for the first billing cycle of September and on September 29, 2008, filed to implement a further increase for the Ouachita acquisition. The August 25, 2008 filing indicated a 9.23% ROE, which is below the allowed bandwidth. The $5.6 million revenue deficiency is partially offset by $4.1 million reduced capacity cost recovery. The Ouachita acquisition adds $16 million for capacity. The 2006 test year filing was the third of three approved filings by the LPSC. The FRP may be extended by mutual agreement of EGSL and the LPSC, and the parties agreed to extend the FRP one additional year. EGSL is interested in pursuing a further extension and has had preliminary discussion with the LPSC Staff concerning this matter.
Storm Cost Recovery: EGSL continues to take actions to prepare for storm recovery.
Background: EGSL's restoration cost estimate for hurricanes Gustav and Ike is $245 to $295 million. In lieu of seeking interim recovery, on October 9, 2008, EGSL accessed $85 million of storm reserves funded by securitized debt proceeds. On October 15, 2008, the LPSC approved EGSL's request to defer and accrue carrying cost on unrecovered storm expenditures during the period the company seeks regulatory recovery. The approval was without prejudice to the ultimate resolution of the total amount of prudently incurred storm cost or final carrying cost rate. EGSL expects to initiate its storm proceeding in the first quarter of 2009. New securitization legislation is not needed, as existing legislation extends to Gustav and Ike. EGSL also anticipates pursuing CDBG funding.

Entergy Louisiana	9.45% - 11.05%

Recent activity: ELL awaits final decision on the test year 2006 FRP hearing conducted in September 2008. The test year 2007 FRP outcome is also pending.
Background: In May 2005, the LPSC approved a settlement reestablishing the Company's FRP with a 10.25% ROE midpoint and a +/- 80 basis point bandwidth and a recovery mechanism for Commission-approved capacity additions. Earnings outside the bandwidth are allocated 60% to customers and 40% to the company. The 2007 test year filing is the third of three approved filings by the LPSC. The FRP may be extended by the mutual agreement of ELL and the LPSC. ELL is interested in pursuing an extension and has had preliminary discussion with the LPSC Staff concerning this matter. ELL's 2006 test year filing made in May 2007 indicated a 7.6% ROE. On September 27, 2007, ELL implemented an $18.4 million increase, subject to refund, $23.8 million representing a 60% adjustment to reach the bottom of the FRP band, net of $5.4 million for reduced capacity cost recovery. The LPSC allowed ELL to defer the difference between the $39.8 million requested for unrecovered fixed costs for extraordinary customer losses associated with Hurricane Katrina and the $23.8 million 60% adjustment as a regulatory asset, pending ultimate LPSC resolution of the 2006 FRP filing. On October 29, 2007, ELL implemented a $7.1 million FRP decrease which is primarily due to the reclassification of certain franchise fees from base rates to collection via a line item on customer's bills pursuant to an LPSC General Order. On August 25, 2008, ELL filed to implement rates for the 2007 test year filing subject to refund effective for the first billing cycle of September. The August 25, 2008 filing indicated a 9.14% ROE, which is below the allowed bandwidth. The new rates reflect a $4.3 million revenue deficiency plus $12.6 million of increased capacity cost recovery. ELL also continues to seek resolution of its 2006 test year FRP filing, including extraordinary customer loss recovery, and a hearing was conducted at the end of September. ELL continued to pursue extraordinary customer losses in its 2007 test year filing by submitting a second scenario of the filing reflecting unrecovered fixed costs.
Storm Cost Recovery: ELL continues to take actions to prepare for storm recovery.
Background: ELL's restoration cost estimate for hurricanes Gustav and Ike is $270 to $315 million. In lieu of seeking interim recovery, on October 9, 2008, ELL accessed $134 million of storm reserves funded by securitized debt proceeds. On October 15, 2008, the LPSC approved ELL's request to defer and accrue carrying cost on unrecovered storm expenditures during the period the company seeks regulatory recovery. The approval was without prejudice to the ultimate resolution of the total amount of prudently incurred storm cost or final carrying cost rate. ELL expects to initiate its storm proceeding in the first quarter of 2009. New securitization legislation is not needed, as existing legislation extends to Gustav and Ike. ELL also anticipates pursuing CDBG funding.
Little Gypsy Repowering: On December 9, 2008, ELL filed a motion to consolidate the Waterford 3 Steam Generator Replacement Phase II filing request for cash earnings on CWIP with the Little Gypsy Phase II filing. On December 23, 2008, the LDEQ issued the Little Gypsy draft air permit, along with its response to the public comments received on the permit and its statement of basis for issuing the permit and sent these items to the EPA for review. The EPA has 45 days - or until February 6, 2009 - to review the draft air permit and make any objection. If the 45 days elapses with no objection from the EPA, then the LDEQ will issue a final permit. Besides the air permit, the only other outstanding permits needed are those to be issued by the Louisiana Department of Natural Resources and U.S. Army Corps of Engineers. ELL recently executed contracts for the required wetlands mitigation and issued checks to the appropriate banks. These were the last steps required before the permits can be issued. ELL also continues to make its quarterly monitoring plan filings.

Appendix C: Regulatory Summary Table (continued)
Company/ Proceeding	Authorized ROE	Pending Cases/Events
Retail Regulation
Entergy Louisiana

Background: Little Gypsy is a 538MW resource that will be repowered to utilize CFB technology relying on a dual-fuel approach (petroleum coke and coal), a solid-fuel baseload resource that can reduce Louisiana customers' dependence on natural gas. The initial cost estimate was $1.55 billion with an early 2012 projected in-service date. On November 8, 2007, the LPSC voted unanimously to approve ELL's request to repower Little Gypsy, subject to a number of conditions, including the development and approval of a construction monitoring plan. This approval cleared the way for ELL to order vital equipment, such as boiler and piping components, so that components can be manufactured to keep the project on schedule. As a result, in January 2008, ELL finalized the terms of a target cost EPC contract with the Shaw Group. On December 21, 2007, ELL initiated the Phase II proceeding seeking cash earnings on CWIP and approval for the procedure to synchronize permanent base rate recovery when the project is placed in service, via an FRP or base rate filing. This proceeding was suspended temporarily to allow ELL to develop an updated project cost estimate and schedule to account for a delay resulting from the need to conduct additional environmental analysis. On May 30, 2008, ELL filed for a limited reopening of the air permit for the additional layer of environmental analysis (Maximum Achievable Control Technology application) resulting from a federal court decision in February unrelated to the project. Based on the additional analysis requirement, ELL now estimates construction could commence by mid-year 2009 and result in a targeted in service date by mid-year 2013. The total cost estimate now stands at $1.76 billion. The Louisiana Department of Environmental Quality certified that the filing made in June for a limited reopening of the air permit is complete. ELL made its first quarterly monitoring plan filing at the end of July and on October 16, 2008 supplemented and resumed its Phase II proceeding. Phase II seeks approval for cash earnings on CWIP, the procedure to synchronize permanent base rate recovery when the project is placed in service and to allocate one-third of the project to EGSL.
 Waterford 3 Steam Generator Replacement: On November 12, 2008, the LPSC approved the stipulated settlement, finding that the decision to undertake this project at an estimated cost of $511 million is prudent and the timing concurrent with the 2011 outage is reasonable. Prudent costs will be eligible for recovery through ELL's formula rate plan, if extended, or a base rate case filing. ELL shall undertake a future prudence review to consider at least project management, cost controls, success in achieving stated objectives, project replacement cost, and outage length/ replacement power costs. ELL will also provide high level quarterly status reports on budget, schedule and business issues. On December 9, 2008, ELL initiated the filing to consolidate the Phase II request with the Little Gypsy Phase II proceeding, consistent with the LPSC's direction.
Background: On June 26, 2008, ELL petitioned the LPSC to replace two steam generators, the reactor vessel closure head and control drive mechanisms, at an expected cost of $511 million. The petition seeks relief in two phases. Phase I seeks certification within 120 days that the public convenience and necessity would be served by undertaking this project. Among other relief requested, ELL is also seeking approval for the procedure to synchronize permanent base rate recovery when the project is placed in service, via an FRP or base rate filing. In its Phase II filing, ELL will seek cash earnings on CWIP. Due to careful maintenance, Waterford 3 is one of the last nuclear plants of its type to have to replace its steam generators. Of the 14 plants in the U.S. with similar pressurized water reactor designs, only one other plant has not replaced the equipment already. Replacing the reactor vessel closure head and control element drive mechanisms at the same time allows ELL to do the work more efficiently and economically. The long-lead time to design, manufacture and transport some of the required equipment to the site requires approval now in order to perform the project in 2011.

Entergy Mississippi	9.46% - 12.24%

Recent activity: On January 8, 2009, the MPSC rejected the Mississippi Public Utilities Staff (MPUS) settlement, finding that rates currently in effect are just and reasonable and shall continue in effect pending the MPSC's review of the provisions of the rider FRP and possible amendments thereto. On January 22, 2009, EMI appealed the MPSC decision to the Mississippi Supreme Court, given the order denied the settlement increase with virtually no explanation.
Background: EMI has been operating under a FRP last approved in December 2002. The FRP allows the company's earned ROE to increase or decrease within a bandwidth with no change in rates. Earnings outside the bandwidth are allocated 50% to customers and 50% to the company, but on a prospective basis only. The plan also provides for performance incentives that can increase or decrease the benchmark ROE by as much as 100 basis points. On March 14, 2008, EMI made its 2007 test year FRP filing indicating an earned ROE of 9.42% compared to a 12.34% mid-point ROE, including 92 basis points for performance incentives (band is 11.08% - 13.6%). The filing called for an annual revenue increase of $10.1 million. On June 20, 2008, EMI reached a settlement with the MPUS, resulting in a $3.775 million rate increase. In December 2005, the MPSC approved the purchase of the Attala facility and ordered interim recovery. In October 2006, the MPSC approved EMI's filing to revise the Power Management Rider Schedule to extend beyond 2006 recovery of EMI's Attala costs, effective for bills on/after January 1, 2007.
Fuel Recovery/Attorney General Complaint: The MPSC continues to investigate issues associated with EMI fuel costs and claims raised by the Mississippi Attorney General (AG) going back some 30 years. EMI understands the MPSC's need to obtain more information about past Commission actions, system tariffs, and issues including fuel purchases, fuel costs and power generation needs, and will continue to work with the Commission to inform, respond to questions and develop alternative policies on tariffs if they are found to be in the best interests of customers and fairly balanced with other stakeholder rights.
Background: The relatively new Commission has been reviewing state utilities' practices and procedures, most notably related to fuel recovery. In addition, the AG issued civil investigative demands directed at EMI and other Entergy companies related to EMI's fuel adjustment clause and other matters. The AG voluntarily dismissed this proceeding, and instead filed a complaint in state court in December 2008 against EMI and other Entergy companies alleging, among other things, violations of Mississippi statutes, fraud, and breach of good faith and fair dealing, and requesting an accounting and restitution. The litigation is wide ranging and relates to tariffs and procedures under which EMI obtains power in the wholesale market to meet electricity demand. EMI believes the complaint is unfounded, should be resolved in the appropriate regulatory forum and should not be tried in the court of public opinion. On December 29, 2008, the affected Entergy companies filed to remove the AG's suit to U.S. District Court (the appropriate forum to resolve the types of federal issues raised in the suit) where it is currently pending, and additionally answered the complaint and filed a counter-claim for injunctive and other relief based upon the Mississippi Public Utilities Act and the Federal Power Act.

Appendix C: Regulatory Summary Table (continued)
Company/ Proceeding	Authorized ROE	Pending Cases/Events
Retail Regulation
Entergy Mississippi

Storm Cost Recovery: EMI continues to evaluate whether the storm restoration costs will meet the threshold to draw upon the reserves.
Background: EMI's restoration cost estimate for Hurricane Gustav is $10 to $15 million. As of the end of December, EMI had $32 million of storm reserves funded by securitized debt proceeds.

Entergy New Orleans	10.75%

Recent activity: On November 13, 2008, ENOI amended its rate filing to incorporate storm reserve treatment inadvertently omitted from the 2008 forecast Period II pro forma test year. The City Council Advisors' redirect testimony filed in January calls for additional rate reductions of approximately $30.9 million for electric operations and $5 million for gas operations, compared to ENOI's proposed $18.2 million electric rate reduction and $8.5 million gas rate increase. Hearings in the proceeding are scheduled in March with a Council decision expected by the end of April.
Background: Prior to Hurricane Katrina, ENOI operated under a FRP with a ROE mid-point of 10.75%, a 45% hypothetical equity ratio, and electric and gas ROE bandwidths of 100 and 50 basis points, respectively. In October 2006, the City Council of New Orleans (CCNO) unanimously approved a settlement agreement that called for a phased-in rate increase to ensure the company's ability to focus on restoration of the gas and electric systems, and created a $75 million storm reserve via a storm reserve rider beginning in March 2007, to be funded over a ten year period, that positions ENOI to pay for future hurricane damage. When fully implemented on January 1, 2008, electric base rates increased by $3.9 million and gas base rates by $11.0 million. Grand Gulf fuel adjustment clause recovery was also retained. Absent extraordinary circumstances, there will be no further base rate adjustments until April 2009. The order allows ENOI to seek reinstatement of an appropriate FRP following the resetting of rates in 2009. With New Orleans' recovery also taking place faster than expected, in December 2007, ENOI announced a voluntary plan to return an estimated $10.6 million to customers through a 6.15% base rate credit on electric bills. Pursuant to the 2006 rate agreement, ENOI filed its required rate case on July 31, 2008. The filing includes a Period I (12/31/07) and Period II (Pro forma 12/31/08) test year case. ENOI proposes to reduce electric rates by approximately $23 million and increase gas base rates by $9.1 million. The electric reductions include $12.3 million through the fuel adjustment clause to realign Grand Gulf non-fuel operations and maintenance recovery to base rates and $10.6 million to convert the voluntary recovery credit to a permanent reduction. The rate case proposes an 11.75% ROE.
Storm Cost Recovery: ENOI continues to take actions to prepare for storm recovery.
Background: ENOI's restoration cost estimate for hurricanes Gustav and Ike is $41 to $55 million. On October 9, 2008, ENOI accessed $10 million of storm reserves. ENOI is evaluating options for timely recovery of remaining or residual storm costs.

Wholesale Regulation (FERC)
System Energy Resources, Inc.	10.94%	Recent activity: None. Background: ROE approved by July 2001 FERC order.

System Agreement	NA

Recent activity: The Entergy operating companies continue to meet with the Staffs and/or advisors of regulatory commissions to discuss the proposed framework for a Successor Arrangement to the System Agreement.
Background: The System Agreement case addresses the allocation of production costs among the utility operating subsidiaries. In June 2005, the FERC issued its decision and established a bandwidth of +/- 11 % to reallocate production costs and ordered that this approach be applied prospectively. In December 2005, FERC established, among other things, that 1) the bandwidth would be applied to calendar year 2006 actual production costs and 2) 2007 would be the first possible year of payments among Entergy's operating companies. The orders were appealed and the DC Circuit remanded to the FERC for reconsideration of the FERC's conclusion it did not have the authority to order refunds and the decision to delay the implementation of the bandwidth remedy. The remand is pending at FERC. The LPSC also appealed to the DC Circuit the FERC Orders approving the Operating Companies compliance filing implementing the bandwidth remedy. That appeal is currently pending before the Court. The Entergy Operating Companies submitted bandwidth filings for the calendar years 2006 and 2007 production costs. The most recent filing, made May 30, 2008, indicated a payment from EAI in the amount of $252 million collectively to EGSL, ETI, ELL, EMI and ENOI. On September 23, 2008, the ALJ issued a decision regarding the initial bandwidth proceeding related to calendar year 2006 production costs, that concluded that, with one exception, the Operating Company calculation was appropriate and that the Operating Companies' production costs were prudently incurred. The one exception would require the Operating Companies to calculate nuclear depreciation/decommissioning for each facility based on the NRC license life. The hearing on the bandwidth proceeding related to calendar year 2007 production costs is currently scheduled to commence June 4, 2009. On September 19, 2008, FERC issued an order on rehearing in the proceeding involving the exclusion of interruptible loads from certain System Agreement calculations that concluded that FERC had authority to order refunds and that refunds were appropriate. The APSC and the Operating Companies appealed the FERC's orders to the DC Circuit. The System Agreement has been and continues to be the subject of ongoing litigation. As a result, EAI and EMI submitted their eight year notices to withdraw from the System Agreement in December 2005 and November 2007, respectively, and on February 2, 2009 filed with the FERC their notices of cancellation of their respective System Agreement rate schedules, effective December 2013 and November 2015, respectively. The operating companies are considering a Successor Arrangement for the System Agreement.

Appendix D-1 provides comparative financial performance measures for the current quarter. Appendix D-2 provides historical financial performance measures and operating performance metrics for the trailing eight quarters. Financial performance measures in both tables include those calculated and presented in accordance with generally accepted accounting principles (GAAP), as well as those that are considered non-GAAP measures.

As-reported measures are computed in accordance with GAAP as they include all components of earnings, including special items. Operational measures are non-GAAP measures as they are calculated using operational earnings, which excludes the impact of special items. A reconciliation of operational measures to as-reported measures is provided in Appendix G.

Appendix D-1: GAAP and Non-GAAP Financial Performance Measures
Fourth Quarter 2008 vs. 2007 (see appendix F for definitions of measures)

For 12 months ending December 31	2008	2007	Change
GAAP Measures
Return on average invested capital - as-reported	8.1%	8.3%	(0.2)%
Return on average common equity - as-reported	15.4%	14.1%	1.3%
Net margin - as-reported	9.3%	9.9%	(0.6)%
Cash flow interest coverage	6.5	5.0	1.5
Book value per share	$42.07	$40.71	$1.36
End of period shares outstanding (millions)	189.4	193.1	(3.7)

Non-GAAP Measures
Return on average invested capital - operational	8.4%	8.5%	(0.1)%
Return on average common equity - operational	16.1%	14.5%	1.6%
Net margin - operational	9.7%	10.2%	(0.5)%

As of December 31 ($ in millions)	2008	2007	Change
GAAP Measures
Cash and cash equivalents	1,920	1,254	666
Revolver capacity	645	1,730	(1,085)
Total debt	12,279	11,123	1,156
Debt to capital ratio	59.7%	57.6%	2.1%
Off-balance sheet liabilities:
Debt of joint ventures - Entergy's share	125	135	(10)
Leases - Entergy's share	528	523	5
Total off-balance sheet liabilities	653	658	(5)

Non-GAAP Measures
Total gross liquidity	2,565	2,984	(419)
Net debt to net capital ratio	55.6%	54.7%	0.9%
Net debt ratio including off-balance sheet liabilities	57.1%	56.3%	0.8%

Appendix D-2: Historical Performance Measures (see appendix F for definitions of measures)
	1Q07	2Q07	3Q07	4Q07	1Q08	2Q08	3Q08	4Q08	07YTD	08YTD
Financial
EPS - as-reported ($)	1.03	1.32	2.30	0.96	1.56	1.37	2.41	0.89	5.60	6.23
Less - special items ($)	0.00	0.00	0.00	(0.16)	0.00	(0.09)	(0.09)	(0.10)	(0.16)	(0.28)
EPS - operational ($)	1.03	1.32	2.30	1.12	1.56	1.46	2.50	0.99	5.76	6.51
Trailing Twelve Months
ROIC - as-reported (%)	8.4	8.2	8.6	8.3	8.8	8.6	8.1	8.1
ROIC - operational (%)	7.7	7.6	8.1	8.5	9.0	8.8	8.4	8.4
ROE - as-reported (%)	14.5	14.2	14.6	14.1	15.9	16.3	15.6	15.4
ROE - operational (%)	12.8	12.9	13.4	14.5	16.3	17.0	16.4	16.1
Cash flow interest coverage	6.1	5.8	5.3	5.0	4.9	5.0	7.0	6.5
Debt to capital ratio (%)	55.2	57.3	57.3	57.6	58.6	60.7	60.4	59.7
Net debt/net capital ratio (%)	52.3	54.1	53.9	54.7	56.5	58.3	54.9	55.6
Utility
GWh billed
Residential	7,792	6,986	11,128	7,376	8,011	7,372	10,671	6,992	33,281	33,047
Commercial & Gov't	6,665	7,043	8,748	7,290	6,807	7,275	8,646	6,992	29,747	29,719
Industrial	9,323	9,813	10,120	9,729	9,377	9,730	10,110	8,626	38,985	37,843
Wholesale	1,638	1,428	1,413	1,666	1,290	1,440	1,431	1,240	6,145	5,401
O&M expense/MWh (ab)	$16.83	$19.01	$15.16	$20.16	$17.26	$19.48	$14.43	$23.95	$17.66	$18.48
Reliability
SAIFI (ac)	1.8	1.9	1.8	1.8	1.9	1.9	1.9	1.9	1.8	1.9
SAIDI (ac)	193	198	188	184	191	215	227	216	184	216
Nuclear
Net MW in operation	4,200	4,998	4,998	4,998	4,998	4,998	4,998	4,998	4,998	4,998
Avg. realized price per MWh	$55.11	$51.28	$53.11	$51.52	$61.47	$58.22	$61.59	$56.69	$52.69	$59.51
Production cost/MWh (ab)	$19.66	$21.27	$20.90	$22.64	$19.98	$23.11	$21.77	$22.77	$21.19	$21.88
Non-fuel O&M expense/ purchased power per MWh (ab)	$20.76	$24.09	$22.40	$23.94	$20.20	$23.42	$21.19	$23.06	$22.86	$21.95
GWh billed	8,315	8,896	10,105	10,254	10,760	10,145	10,316	10,489	37,570	41,710
Capacity factor	91%	82%	93%	92%	97%	92%	95%	94%	89%	95%

(ab) 4Q07 and YTD 4Q07 exclude the effect of the nuclear alignment special.

(ac) Excludes impact of major storm activity.

Appendix E: Planned Capital Expenditures

Entergy's capital plan from 2009 through 2011 anticipates $6.5 billion for investment, including $2.5 billion of maintenance capital. The remaining $4.0 billion is for specific investments such as the balance of Utility storm capital spending and the Utility's portfolio transformation strategy (i.e., Little Gypsy repowering), the steam generator replacement at Entergy Louisiana's Waterford 3 nuclear unit, environmental compliance spending (i.e., spending for the installation of scrubbers and low NOx burners at Entergy Arkansas' White Bluff coal plant), transmission upgrades, dry cask storage, nuclear license renewal efforts, NYPA value sharing, the Indian Point Independent Safety Evaluation, and other initiatives. A potentially significant item not included in these estimates is the cost associated with the ultimate qualified power region decision for Entergy Texas, Inc.

Appendix E: 2009-2011 Planned Capital Expenditures
($ in millions) - Prepared January 2009	2009	2010	2011	Total
Maintenance capital
Utility, Parent & Other	746	723	721	2,190
Entergy Nuclear	90	84	94	268
Non-Nuclear Wholesale Assets	-	-	-	-
Subtotal	836	807	815	2,458
Other capital commitments
Utility, Parent & Other	806	993	1,074	2,873
Entergy Nuclear	357	277	262	896
Non-Nuclear Wholesale Assets	-	-	-	-
Subtotal	1,163	1,270	1,336	3,769
Total Planned Capital Expenditures	1,999	2,077	2,151	6,227
Storm Capital	164	44	35	243
Total Planned Capital Expenditures Including Storm Capital	2,163	2,121	2,186	6,470

Appendix F provides definitions of certain operational performance measures, as well as GAAP and non-GAAP financial measures, all of which are referenced in this release.

Appendix F: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures
Utility
GWh billed	Total number of GWh billed to all retail and wholesale customers
Operation & maintenance expense	Operation, maintenance and refueling expenses per MWh of billed sales, excluding fuel
SAIFI	System average interruption frequency index; average number per customer per year
SAIDI	System average interruption duration index; average minutes per customer per year
Number of customers	Number of customers at end of period
Competitive Businesses
Planned TWh of generation	Amount of output expected to be generated by Entergy Nuclear for nuclear units considering plant operating characteristics, outage schedules, and expected market conditions which impact dispatch
Percent of planned generation sold forward

Percent of planned generation output sold forward under contracts, forward physical contracts, forward financial contracts or options (consistent with assumptions used in earnings guidance) that may or may not require regulatory approval

Unit-contingent	Transaction under which power is supplied from a specific generation asset; if the asset is unavailable, seller is not liable to buyer for any damages
Unit-contingent with availability guarantees

Transaction under which power is supplied from a specific generation asset; if the asset is unavailable, seller is not liable to buyer for any damages, unless the actual availability over a specified period of time is below an availability threshold specified in the contract

Firm LD

Transaction that requires receipt or delivery of energy at a specified delivery point (usually at a market hub not associated with a specific asset) or settles financially on notional quantities; if a party fails to deliver or receive energy, defaulting party must compensate the other party as specified in the contract

Planned net MW in operation	Amount of capacity to be available to generate power considering uprates planned to be completed within the calendar year
Bundled energy & capacity contract	A contract for the sale of installed capacity and related energy, priced per megawatt-hour sold
Capacity contract	A contract for the sale of the installed capacity product in regional markets managed by ISO New England and the New York Independent System Operator
Average contract price per MWh or per kW per month

Price at which generation output and/or capacity is expected to be sold to third parties, given existing contract or option exercise prices based on expected dispatch or capacity, excluding the revenue associated with the amortization of the below-market PPA for Palisades

Average contract revenue per MWh	Price at which the combination of generation output and capacity are expected to be sold to third parties, given existing contract or option exercise prices based on expected dispatch
Entergy Nuclear
Net MW in operation	Installed capacity owned and operated by Entergy Nuclear
Average realized price per MWh	As-reported revenue per MWh billed for all non-utility nuclear operations
Production cost per MWh	Fuel and non-fuel operation and maintenance expenses according to accounting standards that directly relate to the production of electricity per MWh
Non-fuel O&M expense/purchased power per MWh	Operation, maintenance and refueling expenses and purchased power per MWh billed, excluding fuel
GWh billed	Total number of GWh billed to all customers
Capacity factor	Normalized percentage of the period that the plant generates power
Refueling outage duration	Number of days lost for scheduled refueling outage during the period

Financial measures defined in the below table include measures prepared in accordance with generally accepted accounting principles, (GAAP), as well as non-GAAP measures. Non-GAAP measures are included in this release in order to provide metrics that remove the effect of less routine financial impacts from commonly used financial metrics.

Appendix F: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures (continued)
Financial Measures - GAAP
Return on average invested capital - as-reported	12-months rolling earnings adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity - as-reported	12-months rolling earnings divided by average common equity
Net margin - as-reported	12-months rolling earnings divided by 12 months rolling revenue
Cash flow interest coverage	12-months cash flow from operating activities plus 12-months rolling interest paid, divided by interest expense
Book value per share	Common equity divided by end of period shares outstanding
Revolver capacity	Amount of undrawn capacity remaining on corporate and subsidiary revolvers
Total debt	Sum of short-term and long-term debt, notes payable, capital leases, and preferred stock with sinking fund on the balance sheet less non-recourse debt, if any
Debt of joint ventures (Entergy's share)	Debt issued by Non-Nuclear Wholesale Assets business joint ventures
Leases (Entergy's share)	Operating leases held by subsidiaries capitalized at implicit interest rate
Debt to capital	Gross debt divided by total capitalization

Financial Measures - Non-GAAP
Operational earnings	As-reported earnings applicable to common stock adjusted to exclude the impact of special items
Return on average invested capital - operational	12-months rolling operational earnings adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity - operational	12-months rolling operational earnings divided by average common equity
Net margin - operational	12-months rolling operational earnings divided by 12 months rolling revenue
Earnings before interest, income taxes, depreciation and amortization and interest and dividend income (EBITDA)	Net Income plus interest expense, income taxes, depreciation and amortization and miscellaneous other income less other income
Total gross liquidity	Sum of cash and revolver capacity
Net debt to net capital	Gross debt less cash and cash equivalents divided by total capitalization less cash and cash equivalents
Net debt including off-balance sheet liabilities	Sum of gross debt and off-balance sheet debt less cash and cash equivalents divided by sum of total capitalization and off-balance sheet debt less cash and cash equivalents

Appendices G-1 and G-2 provide reconciliations of various non-GAAP financial measures disclosed in this release to their most comparable GAAP measure.

Appendix G-1: Reconciliation of GAAP to Non-GAAP Financial Measures - Return on Equity, Return on Invested Capital and Net Margin Metrics
($ in millions)	1Q07	2Q07	3Q07	4Q07	1Q08	2Q08	3Q08	4Q08
As-reported earnings-rolling 12 months (A)	1,151	1,137	1,209	1,135	1,231	1,235	1,244	1,221
Preferred dividends	28	26	25	25	24	23	21	20
Tax effected interest expense	352	365	392	392	396	390	375	374
As-reported earnings, rolling 12 months including preferred dividends and tax effected interest expense (B)	1,531	1,528	1,626	1,552	1,651	1,648	1,640	1,615

Special items in prior quarters	132	108	101	0	(32)	(32)	(50)	(35)

Special items 1Q07 thru 4Q08
Nuclear fleet alignment				(32)
Nuclear spin-off costs						(18)	(17)	(20)
Total special items (C)	132	108	101	(32)	(32)	(50)	(67)	(55)

Operational earnings, rolling 12 months including preferred dividends and tax effected interest expense (B-C)	1,399	1,420	1,525	1,584	1,683	1,698	1,707	1,670

Operational earnings, rolling 12 months (A-C)	1,020	1,029	1,108	1,167	1,263	1,285	1,311	1,276

Average invested capital (D)	18,227	18,652	18,866	18,721	18,790	19,244	20,236	19,927

Average common equity (E)	7,939	7,998	8,264	8,030	7,756	7,555	7,973	7,915

Operating revenues (F)	11,295	11,371	11,311	11,484	11,655	12,150	12,825	13,094

ROIC - as-reported (B/D)	8.4	8.2	8.6	8.3	8.8	8.6	8.1	8.1

ROIC - operational ((B-C)/D)	7.7	7.6	8.1	8.5	9.0	8.8	8.4	8.4

ROE - as-reported (A/E)	14.5	14.2	14.6	14.1	15.9	16.3	15.6	15.4

ROE - operational ((A-C)/E)	12.8	12.9	13.4	14.5	16.3	17.0	16.4	16.1

Net margin - as-reported (A/F)	10.2	10.0	10.7	9.9	10.6	10.2	9.7	9.3

Net margin - operational ((A-C)/F)	9.0	9.1	9.8	10.2	10.8	10.6	10.2	9.7

Appendix G-2: Reconciliation of GAAP to Non-GAAP Financial Measures - Credit and Liquidity Metrics
($ in millions)	1Q07	2Q07	3Q07	4Q07	1Q08	2Q08	3Q08	4Q08
Gross debt (A)	10,100	10,936	11,194	11,123	11,292	11,768	12,656	12,279
Less cash and cash equivalents (B)	1,100	1,320	1,467	1,254	916	1,086	2,556	1,920
Net debt (C)	9,000	9,616	9,728	9,869	10,376	10,682	10,100	10,359

Total capitalization (D)	18,304	19,088	19,529	19,297	19,276	19,401	20,944	20,557
Less cash and cash equivalents (B)	1,100	1,320	1,467	1,254	916	1,086	2,556	1,920
Net capital (E)	17,204	17,767	18,062	18,043	18,360	18,315	18,388	18,637

Debt to capital ratio % (A/D)	55.2	57.3	57.3	57.6	58.6	60.7	60.4	59.7

Net debt to net capital ratio % (C/E)	52.3	54.1	53.9	54.7	56.5	58.3	54.9	55.6

Off-balance sheet liabilities (F)	668	664	662	658	642	638	637	653

Net debt to net capital ratio including off-balance sheet liabilities % ((C+F)/(E+F))	54.1	55.8	55.5	56.3	58.0	59.7	56.4	57.1

Revolver capacity (G)	2,170	1,650	1,804	1,730	1,503	826	374	645

Gross liquidity (B+G)	3,270	2,970	3,271	2,984	2,419	1,912	2,930	2,565

Entergy Corporation's common stock is listed on the New York and Chicago exchanges under the symbol "ETR".

Additional investor information can be accessed on-line at
www.entergy.com/investor_relations

**********************************************************************************************************************

In this news release, and from time to time, Entergy Corporation makes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in (i) Entergy's Form 10-K for the year ended December 31, 2007, (ii) Entergy's Form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 2008 and (iii) Entergy's other reports and filings made under the Securities Exchange Act of 1934, (b) the uncertainties associated with efforts to remediate the effects of Hurricanes Gustav and Ike and recovery of costs associated with restoration, and (c) the following transactional factors (in addition to others described elsewhere in this news release and in subsequent securities filings): (i) risks inherent in the contemplated spin-off, joint venture and related transactions (including the level of debt to be incurred by Enexus Energy Corporation and the terms and costs related thereto), (ii) legislative and regulatory actions, and (iii) conditions of the capital markets during the periods covered by the forward-looking statements. Entergy cannot provide any assurances that the spin-off or any of the proposed transactions related thereto will be completed, nor can it give assurances as to the terms on which such transactions will be consummated. The transaction is subject to certain conditions precedent, including regulatory approvals and the final approval by the Board of Directors of Entergy.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$ 110,203	$ 5,673	$ -	$ 115,876
Temporary cash investments - at cost,
which approximates market	1,355,498	449,117	-	1,804,615
Total cash and cash equivalents	1,465,701	454,790	-	1,920,491
Securitization recovery trust account	12,062	-	-	12,062
Notes receivable	99,330	1,333,123	(1,432,453)	-
Accounts receivable:
Customer	523,348	210,856	-	734,204
Allowance for doubtful accounts	(25,610)	-	-	(25,610)
Associated companies	139,912	84,341	(224,253)	-
Other	179,207	27,420	-	206,627
Accrued unbilled revenues	282,914	-	-	282,914
Total accounts receivable	1,099,771	322,617	(224,253)	1,198,135
Deferred fuel costs	167,092	-	-	167,092
Accumulated deferred income taxes	7,307	-	-	7,307
Fuel inventory - at average cost	213,313	2,832	-	216,145
Materials and supplies - at average cost	505,720	270,450	-	776,170
Deferred nuclear refueling outage costs	106,514	115,289	-	221,803
System agreement cost equalization	394,000	-	-	394,000
Prepayments and other	106,044	144,200	(3,060)	247,184
TOTAL	4,176,854	2,643,301	(1,659,766)	5,160,389

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	7,354,792	(296,465)	(6,992,080)	66,247
Decommissioning trust funds	1,143,391	1,688,852	-	2,832,243
Non-utility property - at cost (less accumulated depreciation)	226,333	4,782	-	231,115
Other	103,308	10,019	(5,388)	107,939
TOTAL	8,827,824	1,407,188	(6,997,468)	3,237,544

PROPERTY, PLANT, AND EQUIPMENT

Electric	30,878,491	3,616,915	-	34,495,406
Property under capital lease	745,504	-	-	745,504
Natural gas	303,769	-	-	303,769
Construction work in progress	1,458,181	254,580	-	1,712,761
Nuclear fuel under capital lease	465,374	-	-	465,374
Nuclear fuel	130,675	506,138	-	636,813
TOTAL PROPERTY, PLANT AND EQUIPMENT	33,981,994	4,377,633	-	38,359,627
Less - accumulated depreciation and amortization	15,365,659	564,854	-	15,930,513
PROPERTY, PLANT AND EQUIPMENT - NET	18,616,335	3,812,779	-	22,429,114

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	581,719	-	-	581,719
Other regulatory assets	3,367,346	-	-	3,367,346
Deferred fuel costs	168,122	-	-	168,122
Goodwill	374,099	3,073	-	377,172
Other	744,499	868,454	(565,299)	1,047,654
TOTAL	5,235,785	871,527	(565,299)	5,542,013

TOTAL ASSETS	$ 36,856,798	$ 8,734,795	$ (9,222,533)	$ 36,369,060

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$ 514,911	$ 29,549	$ -	$ 544,460
Notes payable:
Associated companies	1,341,198	91,255	(1,432,453)	-
Other	55,034	-	-	55,034
Account payable:
Associated companies	97,530	126,413	(223,943)	-
Other	991,806	253,330	-	1,245,136
Customer deposits	302,303	-	-	302,303
Taxes accrued	175,920	(100,710)	-	75,210
Interest accrued	185,778	1,532	-	187,310
Deferred fuel costs	183,539	-	-	183,539
Obligations under capital leases	162,393	-	-	162,393
Pension and other postretirement liabilities	41,653	4,635	-	46,288
System agreement cost equalization	460,315	-	-	460,315
Other	129,659	129,549	(3,060)	256,148
TOTAL	4,642,039	535,553	(1,659,456)	3,518,136

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	5,718,488	847,282	-	6,565,770
Accumulated deferred investment tax credits	325,570	-	-	325,570
Obligations under capital leases	343,093	-	-	343,093
Other regulatory liabilities	280,643	-	-	280,643
Decommissioning and retirement cost liabilities	1,447,659	1,229,836	-	2,677,495
Accumulated provisions	136,449	11,003	-	147,452
Pension and other postretirement liabilities	1,731,824	446,169	-	2,177,993
Long-term debt	10,991,204	188,473	(5,388)	11,174,289
Other	735,252	720,223	(574,477)	880,998
TOTAL	21,710,182	3,442,986	(579,865)	24,573,303

Preferred stock without sinking fund	280,511	82,280	(51,762)	311,029

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2008	2,163,749	911,494	(3,072,761)	2,482
Paid-in capital	6,979,623	2,138,165	(4,248,485)	4,869,303
Retained earnings	5,494,812	1,631,437	256,470	7,382,719
Accumulated other comprehensive income (loss)	(118,904)	5,580	626	(112,698)
Less - treasury stock, at cost (58,815,518 shares in 2008)	4,295,214	12,700	(132,700)	4,175,214
TOTAL	10,224,066	4,673,976	(6,931,450)	7,966,592

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 36,856,798	$ 8,734,795	$ (9,222,533)	$ 36,369,060

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$ 120,583	$ 6,069	$ -	$ 126,652
Temporary cash investments - at cost,
which approximates market	679,590	447,486	-	1,127,076
Total cash and cash equivalents	800,173	453,555	-	1,253,728
Securitization recovery trust account	19,273	-	-	19,273
Notes receivable	290,940	419,993	(710,933)	-
Accounts receivable:
Customer	413,284	197,440	-	610,724
Allowance for doubtful accounts	(25,789)	-	-	(25,789)
Associated companies	53,543	84,473	(138,016)	-
Other	267,732	35,328	-	303,060
Accrued unbilled revenues	288,076	-	-	288,076
Total accounts receivable	996,846	317,241	(138,016)	1,176,071
Deferred fuel costs	-	-	-	-
Accumulated deferred income taxes	38,117	-	-	38,117
Fuel inventory - at average cost	205,146	3,438	-	208,584
Materials and supplies - at average cost	454,517	237,859	-	692,376
Deferred nuclear refueling outage costs	43,498	129,438	-	172,936
System agreement cost equalization	268,000	-	-	268,000
Prepayments and other	100,619	28,543	-	129,162
TOTAL	3,217,129	1,590,067	(848,949)	3,958,247

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	7,521,097	94,103	(7,536,208)	78,992
Decommissioning trust funds	1,370,035	1,937,601	-	3,307,636
Non-utility property - at cost (less accumulated depreciation)	216,640	3,564	-	220,204
Other	80,700	7,251	(5,388)	82,563
TOTAL	9,188,472	2,042,519	(7,541,596)	3,689,395

PROPERTY, PLANT, AND EQUIPMENT

Electric	29,613,366	3,346,428	(772)	32,959,022
Property under capital lease	740,095	-	-	740,095
Natural gas	300,767	-	-	300,767
Construction work in progress	861,523	193,310	-	1,054,833
Nuclear fuel under capital lease	361,502	-	-	361,502
Nuclear fuel	154,713	510,907	-	665,620
TOTAL PROPERTY, PLANT AND EQUIPMENT	32,031,966	4,050,645	(772)	36,081,839
Less - accumulated depreciation and amortization	14,659,224	448,345	-	15,107,569
PROPERTY, PLANT AND EQUIPMENT - NET	17,372,742	3,602,300	(772)	20,974,270

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	595,743	-	-	595,743
Other regulatory assets	2,971,399	-	-	2,971,399
Deferred fuel costs	168,122	-	-	168,122
Goodwill	374,099	3,073	-	377,172
Other	801,891	758,729	(651,966)	908,654
TOTAL	4,911,254	761,802	(651,966)	5,021,090

TOTAL ASSETS	$ 34,689,597	$ 7,996,688	$ (9,043,283)	$ 33,643,002

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$ 968,701	$ 28,056	$ -	$ 996,757
Notes payable:
Associated companies	399,978	310,955	(710,933)	-
Other	25,037	-	-	25,037
Account payable:
Associated companies	95,943	38,762	(134,705)	-
Other	802,604	228,696	-	1,031,300
Customer deposits	291,171	-	-	291,171
Taxes accrued	-	-	-	-
Interest accrued	185,794	2,174	-	187,968
Deferred fuel costs	54,947	-	-	54,947
Obligations under capital leases	152,615	-	-	152,615
Pension and other postretirement liabilities	31,182	3,613	-	34,795
System agreement cost equalization	268,000	-	-	268,000
Other	68,675	145,489	-	214,164
TOTAL	3,344,647	757,745	(845,638)	3,256,754

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	5,825,015	554,664	-	6,379,679
Accumulated deferred investment tax credits	343,539	-	-	343,539
Obligations under capital leases	220,438	-	-	220,438
Other regulatory liabilities	490,323	-	-	490,323
Decommissioning and retirement cost liabilities	1,346,422	1,142,639	-	2,489,061
Accumulated provisions	124,483	8,923	-	133,406
Pension and other postretirement liabilities	1,047,745	313,581	-	1,361,326
Long-term debt	9,522,791	283,172	(77,828)	9,728,135
Other	1,250,738	400,436	(584,666)	1,066,508
TOTAL	20,171,494	2,703,415	(662,494)	22,212,415

Preferred stock without sinking fund	280,612	422,482	(391,932)	311,162

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2007	2,228,351	1,068,639	(3,294,508)	2,482
Paid-in capital	6,696,890	2,071,257	(3,917,378)	4,850,769
Retained earnings	5,907,673	923,567	(95,275)	6,735,965
Accumulated other comprehensive income (loss)	(85,205)	92,899	626	8,320
Less - treasury stock, at cost (55,053,847 shares in 2007)	3,854,865	43,316	(163,316)	3,734,865
TOTAL	10,892,844	4,113,046	(7,143,219)	7,862,671

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 34,689,597	$ 7,996,688	$ (9,043,283)	$ 33,643,002

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2008 vs December 31, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$ (10,380)	$ (396)	$ -	$ (10,776)
Temporary cash investments - at cost,
which approximates market	675,908	1,631	-	677,539
Total cash and cash equivalents	665,528	1,235	-	666,763
Securitization recovery trust account	(7,211)	-	-	(7,211)
Notes receivable	(191,610)	913,130	(721,520)	-
Accounts receivable:
Customer	110,064	13,416	-	123,480
Allowance for doubtful accounts	179	-	-	179
Associated companies	86,369	(132)	(86,237)	-
Other	(88,525)	(7,908)	-	(96,433)
Accrued unbilled revenues	(5,162)	-	-	(5,162)
Total accounts receivable	102,925	5,376	(86,237)	22,064
Deferred fuel costs	167,092	-	-	167,092
Accumulated deferred income taxes	(30,810)	-	-	(30,810)
Fuel inventory - at average cost	8,167	(606)	-	7,561
Materials and supplies - at average cost	51,203	32,591	-	83,794
Deferred nuclear refueling outage costs	63,016	(14,149)	-	48,867
System agreement cost equalization	126,000	-	-	126,000
Prepayments and other	5,425	115,657	(3,060)	118,022
TOTAL	959,725	1,053,234	(810,817)	1,202,142

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	(166,305)	(390,568)	544,128	(12,745)
Decommissioning trust funds	(226,644)	(248,749)	-	(475,393)
Non-utility property - at cost (less accumulated depreciation)	9,693	1,218	-	10,911
Other	22,608	2,768	-	25,376
TOTAL	(360,648)	(635,331)	544,128	(451,851)

PROPERTY, PLANT, AND EQUIPMENT

Electric	1,265,125	270,487	772	1,536,384
Property under capital lease	5,409	-	-	5,409
Natural gas	3,002	-	-	3,002
Construction work in progress	596,658	61,270	-	657,928
Nuclear fuel under capital lease	103,872	-	-	103,872
Nuclear fuel	(24,038)	(4,769)	-	(28,807)
TOTAL PROPERTY, PLANT AND EQUIPMENT	1,950,028	326,988	772	2,277,788
Less - accumulated depreciation and amortization	706,435	116,509	-	822,944
PROPERTY, PLANT AND EQUIPMENT - NET	1,243,593	210,479	772	1,454,844

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	(14,024)	-	-	(14,024)
Other regulatory assets	395,947	-	-	395,947
Deferred fuel costs	-	-	-	-
Goodwill	-	-	-	-
Other	(57,392)	109,725	86,667	139,000
TOTAL	324,531	109,725	86,667	520,923

TOTAL ASSETS	$ 2,167,201	$ 738,107	$ (179,250)	$ 2,726,058

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2008 vs December 31, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$ (453,790)	$ 1,493	$ -	$ (452,297)
Notes payable:
Associated companies	941,220	(219,700)	(721,520)	-
Other	29,997	-	-	29,997
Account payable:
Associated companies	1,587	87,651	(89,238)	-
Other	189,202	24,634	-	213,836
Customer deposits	11,132	-	-	11,132
Taxes accrued	175,920	(100,710)	-	75,210
Interest accrued	(16)	(642)	-	(658)
Deferred fuel costs	128,592	-	-	128,592
Obligations under capital leases	9,778	-	-	9,778
Pension and other postretirement liabilities	10,471	1,022	-	11,493
System agreement cost equalization	192,315	-	-	192,315
Other	60,984	(15,940)	(3,060)	41,984
TOTAL	1,297,392	(222,192)	(813,818)	261,382

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	(106,527)	292,618	-	186,091
Accumulated deferred investment tax credits	(17,969)	-	-	(17,969)
Obligations under capital leases	122,655	-	-	122,655
Other regulatory liabilities	(209,680)	-	-	(209,680)
Decommissioning and retirement cost liabilities	101,237	87,197	-	188,434
Accumulated provisions	11,966	2,080	-	14,046
Pension and other postretirement liabilities	684,079	132,588	-	816,667
Long-term debt	1,468,413	(94,699)	72,440	1,446,154
Other	(515,486)	319,787	10,189	(185,510)
TOTAL	1,538,688	739,571	82,629	2,360,888

Preferred stock without sinking fund	(101)	(340,202)	340,170	(133)

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2008 and 2007	(64,602)	(157,145)	221,747	-
Paid-in capital	282,733	66,908	(331,107)	18,534
Retained earnings	(412,861)	707,870	351,745	646,754
Accumulated other comprehensive income (loss)	(33,699)	(87,319)	-	(121,018)
Less - treasury stock, at cost	440,349	(30,616)	30,616	440,349
TOTAL	(668,778)	560,930	211,769	103,921

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 2,167,201	$ 738,107	$ (179,250)	$ 2,726,058

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended December 31, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 2,294,707	$ -	$ (997)	$ 2,293,710
Natural gas	56,495	-	-	56,495
Competitive businesses	6,736	647,696	(3,770)	650,662
Total	2,357,938	647,696	(4,767)	3,000,867

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	964,747	75,520	-	1,040,267
Purchased power	352,695	10,275	(4,738)	358,232
Nuclear refueling outage expenses	23,622	32,960	-	56,582
Other operation and maintenance	565,774	218,565	(143)	784,196
Decommissioning	24,597	24,485	-	49,082
Taxes other than income taxes	97,355	24,265	-	121,620
Depreciation and amortization	238,947	35,296	-	274,243
Other regulatory charges (credits) - net	(40,088)	-	-	(40,088)
Total	2,227,649	421,366	(4,881)	2,644,134

OPERATING INCOME	130,289	226,330	114	356,733

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	15,740	-	-	15,740
Interest and dividend income	40,607	32,532	(33,003)	40,136
Equity in earnings (loss) of unconsolidated equity affiliates	48	(9,689)	-	(9,641)
Miscellaneous - net	(13,238)	4,024	(114)	(9,328)
Total	43,157	26,867	(33,117)	36,907

INTEREST AND OTHER CHARGES
Interest on long-term debt	129,155	(49)	-	129,106
Other interest - net	58,889	13,607	(33,003)	39,493
Allowance for borrowed funds used during construction	(9,274)	-	-	(9,274)
Preferred dividend requirements and other	4,332	665	-	4,997
Total	183,102	14,223	(33,003)	164,322

INCOME BEFORE INCOME TAXES	(9,656)	238,974	-	229,318

Income taxes	72,959	(14,215)	-	58,744

CONSOLIDATED NET INCOME	$ (82,615)	$ 253,189	$ -	$ 170,574

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	($0.44)	$1.34		$0.90
DILUTED	($0.43)	$1.32		$0.89

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				189,379,904
DILUTED				192,242,637

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended December 31, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 2,094,072	$ -	$ (418)	$ 2,093,654
Natural gas	48,058	-	-	48,058
Competitive businesses	6,652	589,004	(5,468)	590,188
Total	2,148,782	589,004	(5,886)	2,731,900

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	667,075	75,461	-	742,536
Purchased power	416,627	10,539	(6,076)	421,090
Nuclear refueling outage expenses	18,164	30,831	-	48,995
Other operation and maintenance	528,385	249,769	76	778,230
Decommissioning	22,905	21,487	-	44,391
Taxes other than income taxes	98,160	22,745	-	120,905
Depreciation and amortization	221,355	32,230	-	253,585
Other regulatory charges (credits) - net	(7,233)	-	-	(7,233)
Total	1,965,438	443,062	(6,000)	2,402,499

OPERATING INCOME	183,344	145,942	114	329,401

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	8,658	-	-	8,658
Interest and dividend income	41,355	40,269	(22,439)	59,186
Equity in earnings (loss) of unconsolidated equity affiliates	(36)	(322)	-	(358)
Miscellaneous - net	(2,021)	(4,843)	(114)	(6,979)
Total	47,956	35,104	(22,553)	60,507

INTEREST AND OTHER CHARGES
Interest on long-term debt	124,366	1,402	-	125,768
Other interest - net	44,372	15,789	(22,439)	37,723
Allowance for borrowed funds used during construction	(4,857)	-	-	(4,857)
Preferred dividend requirements and other	5,466	855	-	6,321
Total	169,347	18,046	(22,439)	164,955

INCOME BEFORE INCOME TAXES	61,953	163,000	-	224,953

Income taxes	36,837	(5,777)	-	31,060

CONSOLIDATED NET INCOME	$ 25,116	$ 168,777	$ -	$ 193,893

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.13	$0.87		$1.00
DILUTED	$0.12	$0.84		$0.96

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				193,989,216
DILUTED				200,939,727

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended December 31, 2008 vs. 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 200,635	$ -	$ (579)	$ 200,056
Natural gas	8,437	-	-	8,437
Competitive businesses	84	58,692	1,698	60,474
Total	209,156	58,692	1,119	268,967

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	297,672	59	-	297,731
Purchased power	(63,932)	(264)	1,338	(62,858)
Nuclear refueling outage expenses	5,458	2,129	-	7,587
Other operation and maintenance	37,389	(31,204)	(219)	5,966
Decommissioning	1,692	2,998	-	4,691
Taxes other than income taxes	(805)	1,520	-	715
Depreciation and amortization	17,592	3,066	-	20,658
Other regulatory charges (credits )- net	(32,855)	-	-	(32,855)
Total	262,211	(21,696)	1,119	241,635

OPERATING INCOME	(53,055)	80,388	-	27,332

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	7,082	-	-	7,082
Interest and dividend income	(748)	(7,737)	(10,564)	(19,050)
Equity in earnings (loss) of unconsolidated equity affiliates	84	(9,367)	-	(9,283)
Miscellaneous - net	(11,217)	8,867	-	(2,349)
Total	(4,799)	(8,237)	(10,564)	(23,600)

INTEREST AND OTHER CHARGES
Interest on long-term debt	4,789	(1,451)	-	3,338
Other interest - net	14,517	(2,182)	(10,564)	1,770
Allowance for borrowed funds used during construction	(4,417)	-	-	(4,417)
Preferred dividend requirements and other	(1,134)	(190)	-	(1,324)
Total	13,755	(3,823)	(10,564)	(633)

INCOME BEFORE INCOME TAXES	(71,609)	75,974	-	4,365

Income taxes	36,122	(8,438)	-	27,684

CONSOLIDATED NET INCOME	$ (107,731)	$ 84,412	$ -	$ (23,319)

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	($0.57)	$0.47		($0.10)
DILUTED	($0.55)	$0.48		($0.07)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Year to Date December 31, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 10,076,774	$ -	$ (3,614)	$ 10,073,160
Natural gas	241,856	-	-	241,856
Competitive businesses	29,011	2,771,082	(21,353)	2,778,740
Total	10,347,641	2,771,082	(24,967)	13,093,756

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	3,212,404	365,360	-	3,577,764
Purchased power	2,457,741	57,008	(23,549)	2,491,200
Nuclear refueling outage expenses	92,221	129,538	-	221,759
Other operation and maintenance	1,929,781	814,855	(1,874)	2,742,762
Decommissioning	95,821	93,588	-	189,409
Taxes other than income taxes	405,677	91,275	-	496,952
Depreciation and amortization	896,632	134,228	-	1,030,860
Other regulatory charges (credits) - net	59,883	-	-	59,883
Total	9,150,160	1,685,852	(25,423)	10,810,589

OPERATING INCOME	1,197,481	1,085,230	456	2,283,167

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	44,523	-	-	44,523
Interest and dividend income	156,293	105,032	(113,109)	148,216
Equity in earnings (loss) of unconsolidated equity affiliates	(2,161)	(9,523)	-	(11,684)
Miscellaneous - net	(14,048)	2,736	(456)	(11,768)
Total	184,607	98,245	(113,565)	169,287

INTEREST AND OTHER CHARGES
Interest on long-term debt	499,679	1,219	-	500,898
Other interest - net	176,375	70,024	(113,109)	133,290
Allowance for borrowed funds used during construction	(25,267)	-	-	(25,267)
Preferred dividend requirements and other	17,307	2,662	-	19,969
Total	668,094	73,905	(113,109)	628,890

INCOME BEFORE INCOME TAXES	713,994	1,109,570	-	1,823,564

Income taxes	291,994	311,004	-	602,998

CONSOLIDATED NET INCOME	$ 422,000	$ 798,566	-	$ 1,220,566

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$2.21	$4.18		$6.39
DILUTED	$2.15	$4.08		$6.23

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				190,925,613
DILUTED				195,860,401

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Year to Date December 31, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 9,049,002	$ -	$ (2,701)	$ 9,046,301
Natural gas	206,073	-	-	206,073
Competitive businesses	29,571	2,225,311	(22,857)	2,232,024
Total	9,284,646	2,225,311	(25,558)	11,484,398

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,633,086	301,746	-	2,934,833
Purchased power	1,949,200	62,376	(24,626)	1,986,950
Nuclear refueling outage expenses	75,087	105,885	-	180,971
Other operation and maintenance	1,844,774	806,268	(1,388)	2,649,654
Decommissioning	89,220	78,678	-	167,898
Taxes other than income taxes	409,704	79,355	-	489,058
Depreciation and amortization	856,577	107,135	-	963,712
Other regulatory charges (credits) - net	54,954	-	-	54,954
Total	7,912,602	1,541,443	(26,014)	9,428,030

OPERATING INCOME	1,372,044	683,868	456	2,056,368

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	42,742	-	-	42,742
Interest and dividend income	176,657	139,241	(81,900)	233,997
Equity in earnings (loss) of unconsolidated equity affiliates	1,205	1,971	-	3,176
Miscellaneous - net	(9,020)	(15,384)	(456)	(24,860)
Total	211,584	125,828	(82,356)	255,055

INTEREST AND OTHER CHARGES
Interest on long-term debt	501,274	4,815	-	506,089
Other interest - net	183,708	54,188	(81,900)	155,995
Allowance for borrowed funds used during construction	(25,032)	-	-	(25,032)
Preferred dividend requirements and other	21,685	3,420	-	25,105
Total	681,635	62,423	(81,900)	662,157

INCOME BEFORE INCOME TAXES	901,993	747,273	-	1,649,266

Income taxes	361,096	153,321	-	514,417

CONSOLIDATED NET INCOME	$ 540,897	$ 593,952	-	$ 1,134,849

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$2.75	$3.02		$5.77
DILUTED	$2.67	$2.93		$5.60

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				196,572,945
DILUTED				202,780,283

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Year to Date December 31, 2008 vs. 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 1,027,772	$ -	$ (913)	$ 1,026,859
Natural gas	35,783	-	-	35,783
Competitive businesses	(560)	545,771	1,504	546,716
Total	1,062,995	545,771	591	1,609,358

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	579,318	63,614	-	642,931
Purchased power	508,541	(5,368)	1,077	504,250
Nuclear refueling outage expenses	17,134	23,653	-	40,788
Other operation and maintenance	85,007	8,587	(486)	93,108
Decommissioning	6,601	14,910	-	21,511
Taxes other than income taxes	(4,027)	11,920	-	7,894
Depreciation and amortization	40,055	27,093	-	67,148
Other regulatory charges (credits )- net	4,929	-	-	4,929
Total	1,237,558	144,409	591	1,382,559

OPERATING INCOME	(174,563)	401,362	-	226,799

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	1,781	-	-	1,781
Interest and dividend income	(20,364)	(34,209)	(31,209)	(85,781)
Equity in earnings (loss) of unconsolidated equity affiliates	(3,366)	(11,494)	-	(14,860)
Miscellaneous - net	(5,028)	18,120	-	13,092
Total	(26,977)	(27,583)	(31,209)	(85,768)

INTEREST AND OTHER CHARGES
Interest on long-term debt	(1,595)	(3,596)	-	(5,191)
Other interest - net	(7,333)	15,836	(31,209)	(22,705)
Allowance for borrowed funds used during construction	(235)	-	-	(235)
Preferred dividend requirements and other	(4,378)	(758)	-	(5,136)
Total	(13,541)	11,482	(31,209)	(33,267)

INCOME BEFORE INCOME TAXES	(187,999)	362,297	-	174,298

Income taxes	(69,102)	157,683	-	88,581

CONSOLIDATED NET INCOME	$ (118,897)	$ 204,614	-	$ 85,717

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	($0.54)	$1.16		$0.62
DILUTED	($0.52)	$1.15		$0.63

*Totals may not foot due to rounding.

Entergy Corporation

Consolidated Cash Flow Statement
Three Months Ended December 31, 2008 vs. 2007
(Dollars in thousands)
(Unaudited)

	2008	2007	Variance

OPERATING ACTIVITIES
Consolidated net income	$170,574	$193,893	($23,319)
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Reserve for regulatory adjustments	(6,424)	2,763	(9,187)
Other regulatory charges (credits) - net	(40,087)	(7,233)	(32,854)
Depreciation, amortization, and decommissioning	323,325	297,976	25,349
Deferred income taxes, investment tax credits, and non-current taxes accrued	(227,756)	(34,194)	(193,562)
Equity in earnings of unconsolidated equity affiliates - net of dividends	9,642	357	9,285
Changes in working capital:
Receivables	344,002	254,808	89,194
Fuel inventory	12,320	(10,835)	23,155
Accounts payable	(149,890)	52,688	(202,578)
Taxes accrued	75,210	(10,534)	85,744
Interest accrued	7,500	3,605	3,895
Deferred fuel	357,118	90,470	266,648
Other working capital accounts	(1,104)	(19,292)	18,188
Provision for estimated losses and reserves	(218,372)	(84,045)	(134,327)
Changes in other regulatory assets	(1,248,687)	130,634	(1,379,321)
Changes in pensions and other postretirement liabilities	1,049,841	(46,112)	1,095,953
Other	174,302	118,069	56,233
Net cash flow provided by operating activities	631,514	933,018	(301,504)

INVESTING ACTIVITIES
Construction/capital expenditures	(756,598)	(494,940)	(261,658)
Allowance for equity funds used during construction	15,741	8,658	7,083
Nuclear fuel purchases	(96,345)	(136,595)	40,250
Proceeds from sale/leaseback of nuclear fuel	46,650	40,774	5,876
Payment for purchase of plant	-	-	-
Insurance proceeds received for property damages	(6)	456	(462)
Changes in transition charge account	9,362	(19,273)	28,635
Decrease (increase) in other investments	155,143	(30,050)	185,193
Proceeds from nuclear decommissioning trust fund sales	423,517	283,899	139,618
Investment in nuclear decommissioning trust funds	(444,893)	(319,958)	(124,935)
Net cash flow used in investing activities	(647,429)	(667,029)	19,600

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	23,511	428,973	(405,462)
Preferred stock	-	10,000	(10,000)
Common stock and treasury stock	(1,066)	19,655	(20,721)
Retirement of long-term debt	(482,688)	(480,132)	(2,556)
Repurchase of common stock	(44,272)	(191,393)	147,121
Redemption of preferred stock	-	(54,377)	54,377
Changes in credit line borrowings - net	30,000	(60,000)	90,000
Dividends paid:
Common stock	(142,013)	(145,753)	3,740
Preferred stock	(4,997)	(6,343)	1,346
Net cash flow used in financing activities	(621,525)	(479,370)	(142,155)

Effect of exchange rates on cash and cash equivalents	2,043	424	1,619

Net increase (decrease) in cash and cash equivalents	(635,397)	(212,957)	(422,440)

Cash and cash equivalents at beginning of period	2,555,888	1,466,685	1,089,203

Cash and cash equivalents at end of period	$1,920,491	$1,253,728	$666,763

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$156,497	$162,159	($5,662)
Income taxes	$9,281	$27,750	($18,469)

Entergy Corporation

Consolidated Cash Flow Statement
Year to Date December 31, 2008 vs. 2007
(Dollars in thousands)
(Unaudited)

	2008	2007	Variance

OPERATING ACTIVITIES
Consolidated net income	$1,220,566	$1,134,849	$85,717
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Reserve for regulatory adjustments	(8,285)	(15,574)	7,289
Other regulatory charges (credits) - net	59,883	54,954	4,929
Depreciation, amortization, and decommissioning	1,220,270	1,131,610	88,660
Deferred income taxes, investment tax credits, and non-current taxes accrued	333,948	476,241	(142,293)
Equity in earnings (loss) of unconsolidated equity affiliates - net of dividends	11,684	(3,176)	14,860
Changes in working capital:
Receivables	78,653	(62,646)	141,299
Fuel inventory	(7,561)	(10,445)	2,884
Accounts payable	(23,225)	(103,048)	79,823
Taxes accrued	75,210	(187,324)	262,534
Interest accrued	(652)	11,785	(12,437)
Deferred fuel	(38,500)	912	(39,412)
Other working capital accounts	(89,521)	(73,269)	(16,252)
Provision for estimated losses and reserves	12,462	(59,292)	71,754
Changes in other regulatory assets	(307,062)	254,736	(561,798)
Changes in pensions and other postretirement liabilities	828,160	(56,224)	884,384
Other	(41,702)	65,681	(107,383)
Net cash flow provided by operating activities	3,324,328	2,559,770	764,558

INVESTING ACTIVITIES
Construction/capital expenditures	(2,212,255)	(1,578,030)	(634,225)
Allowance for equity funds used during construction	44,523	42,742	1,781
Nuclear fuel purchases	(423,951)	(408,732)	(15,219)
Proceeds from sale/leaseback of nuclear fuel	297,097	169,066	128,031
Proceeds from sale of assets and businesses	30,725	13,063	17,662
Payment for purchase of plant	(266,823)	(336,211)	69,388
Insurance proceeds received for property damages	130,114	83,104	47,010
Changes in transition charge account	7,211	(19,273)	26,484
NYPA value sharing payment	(72,000)	-	(72,000)
Decrease (increase) in other investments	(72,833)	41,720	(114,553)
Proceeds from nuclear decommissioning trust fund sales	1,652,277	1,583,584	68,693
Investment in nuclear decommissioning trust funds	(1,704,181)	(1,708,764)	4,583
Net cash flow used in investing activities	(2,590,096)	(2,117,731)	(472,365)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	3,456,695	2,866,136	590,559
Preferred stock	-	10,000	(10,000)
Common stock and treasury stock	34,775	78,830	(44,055)
Retirement of long-term debt	(2,486,806)	(1,369,945)	(1,116,861)
Repurchase of common stock	(512,351)	(1,215,578)	703,227
Redemption of preferred stock	-	(57,827)	57,827
Changes in credit line borrowings - net	30,000	-	30,000
Dividends paid:
Common stock	(573,045)	(507,327)	(65,718)
Preferred stock	(20,025)	(25,875)	5,850
Net cash flow used in financing activities	(70,757)	(221,586)	150,829

Effect of exchange rates on cash and cash equivalents	3,288	30	3,258

Net increase (decrease) in cash and cash equivalents	666,763	220,483	446,280

Cash and cash equivalents at beginning of period	1,253,728	1,016,152	237,576

Effect of the reconsolidation of Entergy New Orleans on cash and cash equivalents	-	17,093	(17,093)

Cash and cash equivalents at end of period	$1,920,491	$1,253,728	$666,763

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$612,288	$611,197	$1,091
Income taxes	$137,234	$376,808	($239,574)